Exhibit 2.1

SHARE EXCHANGE AGREEMENT

relating to

PHYTANIX BIO,

a Nevada corporation

by and between

Protagenic Therapeutics, INc.,

a Delaware corporation,

Alterola biotech inc.,

a Nevada corporation,

EMC2 CAPITAL LLC,

a Wyoming limited liability company,

the preferred stockholders of Phytanix Bio set forth on Schedule A hereto,

And

Colin Stott, as Sellers’ Representative

dated as of May 15, 2025

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Table of Contents

(continued)

3.21	Anti-Bribery	22
3.22	CFIUS.	23
3.23	Disclaimer of Other Representations or Warranties	23
SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	23
4.1	Due Organization; Subsidiaries	23
4.2	Organizational Documents	24
4.3	Authority; Binding Nature of Agreement	24
4.4	Vote Required	24
4.5	Non-Contravention; Consents	25
4.6	Capitalization	25
4.7	SEC Filings; Financial Statements	27
4.8	Absence of Changes	29
4.9	Absence of Undisclosed Liabilities	31
4.10	Title to Assets	31
4.11	Real Property; Leasehold	31
4.12	Intellectual Property; Privacy	31
4.13	Agreements, Contracts and Commitments	34
4.14	Compliance; Permits	36
4.15	Legal Proceedings; Orders	36
4.16	Tax Matters	37
4.17	Employee and Labor Matters; Benefit Plans	38
4.18	Environmental Matters	42
4.19	Transactions with Affiliates	42
4.20	Insurance	42
4.21	Opinion of Financial Advisor	42
4.22	No Financial Advisors	43
4.23	Anti-Bribery	43
4.24	CFIUS.	43
4.25	Valid Issuance	43
4.26	Disclaimer of Other Representations or Warranties	43
SECTION 5.	ADDITIONAL AGREEMENTS OF THE PARTIES	43
5.1	Purchaser Stockholders’ Meeting	43
5.2	Proxy Statement	45
5.3	Reservation of Purchaser Common Stock; Issuance of Shares of Purchaser Common Stock	46
5.4	Employee Benefits	46
5.5	Indemnification of Officers and Directors	47
5.6	Additional Agreements	48
5.7	Listing	48
5.8	Directors and Officers	48
5.9	Section 16 Matters	49
5.10	Closing Certificates	49

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Table of Contents

(continued)

5.11	Takeover Statutes	49
5.12	Private Placement; Legends	49
5.13	Audited Financial Statements; Unaudited Interim Periods	50
5.14	Tax Matters	51
SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE COnTEMPLATED TRANSACTIONS	51
6.1	No Restraints	51
SECTION 7.	CLOSING DELIVERIES OF SELLERs	51
7.1	Documents	51
7.2	Company Lock-Up Agreement	51
7.3	Registration Rights Agreement	51
SECTION 8.	CLOSING DELIVERIES OF PURCHASER	51
8.1	Documents	52
8.2	Purchaser Lock-Up Agreements	52
8.3	Purchaser Stockholder Support Agreements	52
8.4	Registration Rights Agreement	52
SECTION 9.	MISCELLANEOUS PROVISIONS	52
9.1	Non-Survival of Representations and Warranties	52
9.2	Amendment	52
9.3	Waiver	52
9.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	53
9.5	Applicable Law; Jurisdiction	53
9.6	Attorneys’ Fees	53
9.7	Assignability	53
9.8	Notices	53
9.9	Cooperation	55
9.10	Severability	55
9.11	Other Remedies; Specific Performance	55
9.12	No Third-Party Beneficiaries	55
9.13	Construction	55
9.14	Expenses	57
9.15	Transaction Litigation	57
9.16	Sellers’ Representative	57

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Exhibits:

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT is made and entered into as of May 15, 2025, by and among PROTAGENIC THERAPEUTICS, INC., a Delaware corporation (“Purchaser”), and ALTEROLA BIOTECH INC., a Nevada corporation (“Alterola”), EMC2 Capital LLC, a Wyoming limited liability company (“EMC2” and, together with Alterola, “Sellers” and each, a “Seller”) and each of the persons listed on Schedule A hereto (the “Preferred Stockholders”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Sellers collectively own, beneficially and of record, 100% of all the issued and outstanding shares (the “Shares”) of the Company Common Shares of Phytanix Bio, a Nevada corporation (the “Company”).

B. The Preferred Stockholders collectively own, beneficially and of record, 100% of all the issued and outstanding shares (the “Preferred Shares”) of Company Series A Convertible Preferred Stock.

C. The Shares and the Preferred Shares constitute 100% of the issued and outstanding shares of share capital of the Company.

D. The Company owns, beneficially and of record, 100% of the issued and outstanding shares of share capital of each of ABTI Pharma, Ltd., Phytotherapeutic, Ltd. and Ferven, Ltd.

E. Purchaser desires to purchase the Shares from Sellers and the Preferred Shares from the Preferred Stockholders, and Sellers desire to sell the Shares and the Preferred Stockholders desire to sell the Preferred Shares to Purchaser, in each case in accordance with the terms of this Agreement and subject to the conditions set forth herein (the “Share Purchase”).

F. The Purchaser Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Purchaser and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares to Sellers, pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Purchaser vote to approve the Purchaser Stockholder Matters at the Purchaser Stockholders’ Meeting to be convened following the Closing.

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Purchaser’s, Sellers’ and Preferred Stockholders’ willingness to enter into this Agreement, all of the directors and officers of Purchaser (solely in their capacity as stockholders of Purchaser) (the “Purchaser Signatories”) and each Seller (solely in their capacities as shareholders of the Company) are executing lock-up agreements in substantially the form attached as Exhibit B (each, a “Lock-Up Agreement”).

H. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Sellers’ and the Preferred Stockholders’ willingness to enter into this Agreement, each of the Purchaser Signatories (solely in their capacity as stockholders of Purchaser) are executing support agreements in favor of the Sellers in substantially the form attached as Exhibit C (the “Purchaser Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Purchaser in favor of the Purchaser Stockholder Matters.

I. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Purchaser is executing a registration rights agreement in substantially the form attached as Exhibit D (the “Registration Rights Agreement”).

J. Immediately following the execution and delivery of this Agreement, Purchaser will file the Certificates of Designation in substantially the forms attached as Exhibit E, Exhibit F and Exhibit G with the office of the Secretary of State of the State of Delaware.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Sale and Purchase of Shares. Subject to the terms and conditions contained in this Agreement, at the Closing, (i) Sellers shall sell, convey, assign, transfer and deliver all of the Shares and (ii) the Preferred Stockholders shall sell, convey, assign, transfer and deliver all of the Preferred Shares to Purchaser, and Purchaser shall purchase, acquire and accept all of the Shares from Sellers and Preferred Shares from the Preferred Stockholders.

1.2 Closing Consideration.

(a) The aggregate closing consideration (the “Share Closing Consideration”) to be paid to Sellers, in each case in accordance with their Pro Rata Portion, by Purchaser for all of the Shares shall be (a) 117,690 shares of Purchaser Common Stock (“Purchaser Common Stock Payment Shares”), which shares shall represent a number of shares equal to no more than 19.99% of the outstanding shares of Purchaser Common Stock as of immediately before the Effective Time, (b) 5,705 shares of Purchaser Series C Convertible Preferred Stock and (the “Purchaser Series C Payment Shares”) (c) 950,000 shares of Purchaser Series C-1 Convertible Preferred Stock (together with the Purchaser Series C Payment Shares, the “Purchaser Preferred Stock Payment Shares”). Each Purchaser Preferred Stock Payment Shares shall be convertible into one (1) share of Purchaser Common Stock, subject to and contingent upon the affirmative vote of a majority of the Purchaser Common Stock present or represented and entitled to vote at a meeting of stockholders of Purchaser to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Purchaser Common Stock to Seller upon conversion of any and all shares of Series C Purchaser Convertible Preferred Stock and Series C-1 Purchaser Convertible Preferred Stock in accordance with the terms of the Certificates of Designation in substantially the form attached hereto as Exhibit E and Exhibit F (the “Series C Preferred Stock Conversion Proposal”).

(b) The aggregate closing consideration (the “Preferred Closing Consideration” and, together with the Share Closing Consideration, the “Closing Consideration”) to be paid to the Preferred Stockholders, in each case in accordance with their Preferred Pro Rata Portion, by Purchaser for (a) all of the Preferred Shares shall be 20,000 shares (the “Series D Payment Shares”) of Series D Preferred Stock, par value $0.000001 of the Company (“Series D Preferred Stock”) and (b) warrants to purchase up to 20,000 shares of Common Stock (“Common Warrants”). Accordingly, (1) each Series D Payment Share shall be convertible into one (1) share of Purchaser Common Stock, and (2) the Preferred Stockholders shall also receive the Common Warrants, in each case subject to and contingent upon the affirmative vote of a majority of the Purchaser Common Stock present or represented and entitled to vote at a meeting of stockholders of Purchaser to approve, for purposes of the Nasdaq Stock Market Rules, (A) the issuance of shares of Purchaser Common Stock to Preferred Stockholders upon conversion of any and all shares of Series D Purchaser Convertible Preferred Stock in accordance with the terms of the Series D Certificate of Designation in substantially the form attached hereto as Exhibit G (the “Series D Preferred Stock Conversion Proposal”), and (B) the issuance of the Common Warrants to Preferred Stockholders (the “Common Warrant Proposal”, and together with the Series C Preferred Stock Conversion Proposal and the Series D Preferred Stock Conversion Proposal, the “Preferred Stock Conversion Proposal”). For the avoidance of doubt, the Closing Consideration set forth in this Section 1.2 gives effect to the Certificates of Designation.

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1.3 Closing; Effective Time. The consummation of the Share Purchase under this Agreement (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures substantially simultaneously with the execution and delivery of this Agreement, or at such other time, date and place as Purchaser and Sellers’ Representative may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” The time at which the Closing shall be deemed to have occurred is 7:00 AM Eastern Time on the Closing Date or at such other date or time agreed upon in writing by the Parties (the “Effective Time”). Immediately following the execution and delivery of this Agreement, Purchaser will file the Certificates of Designation with the office of the Secretary of State of the State of Delaware. Within two (2) Business Days following the Closing Date, Purchaser shall (a) issue the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares to Sellers in accordance with their Pro Rata Portion and deliver, or cause to be delivered, to each Seller evidence of the book-entry issuance of the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares issued to such Seller and (b) issue the Series D Payment Shares to the Preferred Stockholders in accordance with their Preferred Pro Rata Portion and deliver, or cause to be delivered, to each Preferred Stockholder evidence of the book-entry issuance of the Series D Payment Shares issued to such Preferred Stockholder.

1.4 Repurchase Right.

(a) Each holder of Series C Payment Shares and Series D Payment Shares shall have the option to acquire all its Pro Rata Portion of Purchaser’s and its Subsidiaries’ (which, after the Closing, includes the Company’s and its Subsidiaries’) intellectual property, rights, title, regulatory submissions, assignment of contracts, data and interests, as of the time of such acquisition, in and to PHYX-001, PHYX-002, PHYX-003, PHYX-004, and PHYX-005 from Purchaser in accordance with the terms and conditions of the Repurchase Agreement in the form attached as Exhibit H (i) at or following September 1, 2025, or (ii) if and when the Purchaser gets delisted from Nasdaq, in each case in exchange for the aggregate cash settlement amount that Sellers is then entitled to receive pursuant to Section 6.5.3 of the Series C Certificate of Designation upon a conversion by Sellers pursuant to such terms. No holder of Series C Payment Shares or Series D Payment Shares shall exercise the option set forth herein without the prior written consent of the other holder of Series C Payment Shares or Series D Payment Shares.

(b) Purchaser shall comply with its obligations under the Repurchase Agreement and take any and all actions such that Purchaser can execute the Repurchase Agreement pursuant to its terms at any time that the holders of Series C Payment Shares and Series D Payment Shares may exercise the Option (as defined in the Repurchase Agreement) after the Closing.

1.5 Withholding. The Parties shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller, Preferred Stockholder or any other Person such amounts as such Party is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

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SECTION 2. REPRESENTATIONS AND WARRANTIES OF PREFERRED STOCKHOLDERS

Subject to Section 9.13(h), each Preferred Stockholder, jointly but not severally, represents and warrants to Purchaser as follows:

2.1 Due Organization; Subsidiaries. Such Preferred Stockholder has all requisite power and authority to enter into this Agreement and each of the other Transaction Documents to which such Preferred Stockholder is a party, to perform such Preferred Stockholder’s obligations hereunder and thereunder, and to consummate the Contemplated Transactions. This Agreement and each of the other Transaction Documents to which such Preferred Stockholder is a party has been duly executed and delivered by such Preferred Stockholder and constitutes the valid, binding and enforceable obligation of such Preferred Stockholder, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

2.2 Non-Contravention; Consents.

(a) No notices are required to be made by such Preferred Stockholder with, nor are any consents required to be obtained by such Preferred Stockholder from, any Governmental Body under any Laws or permits, as a result of, in connection with, or as a condition to the execution, delivery or performance by such Preferred Stockholder of this Agreement and the consummation of the Contemplated Transactions.

(b) The execution, delivery and performance by such Preferred Stockholder of this Agreement and the consummation of the Contemplated Transactions, will not constitute or result in (with or without notice, lapse of time or both): (i) a breach or violation of, a default under, the acceleration of any obligations under, or the creation of a payment obligation under any Contract to which such Preferred Stockholder is a party or otherwise bound, (ii) the creation of an Encumbrance on any of the Preferred Shares owned by such Preferred Stockholder.

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries or their business;

(d) The execution, delivery and performance by such Preferred Stockholder of this Agreement, does not, and the consummation of Contemplated Transactions will not, constitute or result in any violation of Laws or permits to which such Preferred Stockholder is subject. Such Preferred Stockholder is not in violation of any Law with respect to ownership of her/his/its Preferred Shares or her/his/its ability to consummate the transaction contemplated by this Agreement.

2.3 Preferred Stockholder Shares. Such Preferred Stockholder is the direct, legal and beneficial owner of the Preferred Shares (and equivalent warrants) set forth opposite such Preferred Stockholder’s name on Schedule A, free and clear of all Encumbrances. Except for this Agreement, such Preferred Stockholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any equity interest in the Company. Such Preferred Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interest in the Company. Upon the delivery of such Preferred Stockholder’s Preferred Shares in the manner contemplated under Section 1.3, the Buyer will acquire the beneficial, legal, valid and indefeasible title to such Preferred Stockholder’s Preferred Shares, free and clear of all Encumbrances, restrictions on transfer, options, warrants, rights, calls, commitments, proxies or other contract rights.

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2.4 Litigation. There are no pending Proceedings and, to such Preferred Stockholder’s knowledge, no Person has threatened to commence any Proceeding, against such Preferred Stockholder with respect to the Contemplated Transactions. No event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a valid basis for the commencement of any Proceeding by or against the Preferred Stockholder with respect to any of the matters contemplated by this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SellerS

Subject to Section 9.13(h), except as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Sellers to Purchaser (the “Company Disclosure Schedule”), Sellers, jointly and severally, represent and warrant to Purchaser as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a company duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of the Company and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction) and is up-to-date in the filing of all material corporate and similar returns (including, without limitation, any ultimate beneficiary declaration or similar corporate transparency declaration), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company and, except as set forth in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, or has ever owned, any shares of, or any equity, ownership or profit-sharing interest of any nature in, or controls, or has ever controlled, directly or indirectly, any other Entity.

(d) Neither the Company nor any of its Subsidiaries has ever been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Neither the Company nor any of its Subsidiaries has agreed to, or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

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3.2 Organizational Documents. Sellers have made available to Purchaser accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents.

3.3 Authority; Binding Nature of Agreement.

(a) Each Seller has all necessary power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The board of directors of each Seller (at a meeting duly called and held or by unanimous written consent) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of such Seller; and (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Non-Contravention; Consents. Neither (x) the execution, delivery or performance of this Agreement by any Seller, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of any Seller, the Company, or any of the Subsidiaries of the Company;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which any Seller, the Company, or any of the Subsidiaries of the Company, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries or their business.

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries or their business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for Permitted Encumbrances).

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Except for (i) any Consent set forth in Section 3.4 of the Company Disclosure Schedule under any Company Contract, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, or state securities Laws, neither Seller nor the Company or any of its Subsidiaries is required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Company Board has taken and will take all actions necessary to ensure that the restrictions of any Takeover Statute or similar Law applicable to the Company are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions.

3.5 Capitalization.

(a) The authorized share capital of the Company as of immediately prior to the Closing consists of (i) 10,000,000 Company Common Shares, of which 5,800,000 shares are issued and outstanding and (ii) 100,000 Company Series A Convertible Preferred Stock, of which 20,000 shares are issued and outstanding as of immediately prior to the Closing. As of immediately prior to the Closing, Alterola owns 86.207% of the issued and outstanding Company Common Shares and EMC2 owns 13.793% of the issued and outstanding Company Common Shares, which together constitute 100% of the issued and outstanding Company Common Shares. The shareholders listed on Schedule A hereto own 100% of the issued and outstanding shares of Company Series A Convertible Preferred Stock, which together with the Company Common Shares constitutes 100% of the issued and outstanding shares in the share capital of the Company.

(b) Section 3.5(b) of the Company Disclosure Schedule sets out the authorized and issued shares of each of the Company’s Subsidiaries, as well as the names of the Persons who are the holders of such shares and the number and class of shares held by each Person. Other than as disclosed in Section 3.5(b) of the Company Disclosure Schedule, no other Person holds any Equity Interests in the Company and each of its Subsidiaries, in each case as of immediately prior to the Closing.

(c) All of the issued and outstanding shares in the share capital of the Company and of its Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable. None of the issued and outstanding shares in the share capital of the Company and of its Subsidiaries are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the issued and outstanding shares in the share capital of the Company and of its Subsidiaries are subject to any right of first refusal in favor of the Company or any of its Subsidiaries. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares in the share capital of the Company or of its Subsidiaries. Neither the Company nor any of its Subsidiaries are under any obligation, nor are any of them bound by any Contract pursuant to which any of them may become obligated, to repurchase, redeem or otherwise acquire any issued and outstanding shares in the share capital of the Company or any of its Subsidiaries or other securities. There are no repurchase rights held by the Company or any of its Subsidiaries with respect to shares in the share capital of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

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(e) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares in the share capital of the Company or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for shares in the share capital of the Company or other securities of the Company or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares in the share capital of the Company or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(f) All issued and outstanding shares in the share capital of the Company and all issued and outstanding shares in the share capital of each of the Subsidiaries of the Company have been validly issued and granted in material compliance with (i) the Organizational Documents of the Company and its Subsidiaries, as applicable, in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(g) All distributions, dividends, repurchases and redemptions of shares in the share capital of the Company or other Equity Interests of the Company and its Subsidiaries were undertaken in material compliance with (i) the Organizational Documents of the Company and its Subsidiaries, as applicable, in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contract.

3.6 Financial Statements.

(a) Concurrently with the execution hereof, Sellers have provided to Purchaser true and complete copies of the Company Unaudited Interim Balance Sheet, together with the unaudited consolidated statement of income of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP (except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which is material) and fairly present, in all material respects, the financial position and operating results of the Company, but have not been audited or reviewed by the Company’s independent auditors.

(b) The Company maintains accurate books and records reflecting its and it Subsidiaries’ assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in accordance with GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets; (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented which are designed to effect the collection thereof on a current and timely basis. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since December 31, 2021, there have been no securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries.

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(d) Since December 31, 2021, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since December 31, 2021, the Company has not identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.7 Absence of Changes. Except as set forth in Section 3.7 of the Company Disclosure Schedule, after the date of the Company Unaudited Interim Balance Sheet, the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect and (b) neither the Company nor any of its Subsidiaries has done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of the shares in the share capital of the Company or other securities; or repurchased, redeemed or otherwise reacquired any of its shares in the share capital of the Company or other securities;

(b) sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (i) any shares in the share capital of the Company or any of its Subsidiaries or any other security of the Company or any of its Subsidiaries; (ii) any option, warrant or right to acquire any shares in the share capital of the Company or any of its Subsidiaries or any other security; or (iii) any instrument convertible into or exchangeable for any shares in the share capital of the Company or any of its Subsidiaries or any other security of the Company or any of its Subsidiaries;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, share split, reverse share split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f) other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (i) adopted, terminated, established or entered into any material Company Benefit Plan; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; (iii) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or, other than in the Ordinary Course of Business, increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (iv) increased the severance or change-of-control benefits offered to any current, former or new employees, directors or consultants or (v) hired, terminated or gave notice of termination (other than for cause) to, any (x) officer or (y) employee whose annual base salary is or is expected to be more than $100,000 per year;

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(g) entered into any collective bargaining agreement or similar agreement with any labor union or similar labor organization;

(h) entered into any material transaction other than (i) in the Ordinary Course of Business or (ii) in connection with the Contemplated Transactions;

(i) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance (other than Permitted Encumbrances) with respect to such assets or properties, except in the Ordinary Course of Business;

(j) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Company IP (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(k) made, changed or revoked any material Tax election, failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;

(l) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed $100,000;

(m) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n) initiated or settled any Legal Proceeding; or

(o) agreed, resolved or committed to do any of the foregoing.

3.8 Absence of Undisclosed Liabilities. As of the date hereof, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation or expense of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by the Company or any of its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not material to the Company or any of its Subsidiaries, individually or in the aggregate; (c) Liabilities for performance of obligations under Company Contracts in the Ordinary Course of Business, which, in each case, are not related to any breach or default of the Company or any of its Subsidiaries; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Section 3.8 of the Company Disclosure Schedule.

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3.9 Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its respective business or operations or purported to be owned by it that are material to the Company or such Subsidiary or its respective business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.10 Real Property; Leasehold. In the past ten (10) years, neither the Company nor any of its Subsidiaries has owned any real property. Sellers have made available to Purchaser (a) an accurate and complete list of all real properties with respect to which the Company or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed, occupied or leased (collectively, the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of Sellers, any other party thereto. The Company and its Subsidiaries’ possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and the Company or its Subsidiary has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to any tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances and any Encumbrances affecting only the applicable landlord’s freehold interest in such leased property. Neither the Company nor any of its Subsidiaries has received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

3.11 Intellectual Property; Privacy.

(a) Section 3.11(a) of the Company Disclosure Schedule identifies each item of Company Registered IP, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owner, (ii) the jurisdiction of application or registration, (iii) the application or registration number, (iv) the date of issue, filing, or registration, as applicable, and (v) to the extent applicable, the expiration date. To the Knowledge of Sellers, each of the Patents and Patent applications included in Section 3.11(a) of the Company Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and the applicable foreign jurisdiction. For all Company Registered IP owned or purported to be owned, in whole or in part, by the Company (the “Owned Company Registered IP”) and all other Company Registered IP for which the Company or one of its Subsidiaries has responsibility for prosecution and maintenance activities, all necessary registration, maintenance, renewal, and other material filing fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Internet domain name or other authorities in the United States or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Company Registered IP in full force and effect and, except as set forth on Section 3.11(a) of the Company Disclosure Schedule, there are no such filings, payments or other actions that must be made or taken on or before the three-month anniversary of the Closing Date. To the Knowledge of Sellers, as of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP is being or has been contested or challenged. To the Knowledge of Sellers, each item of Company IP is valid and enforceable, and with respect to the Company Registered IP, subsisting. To the Knowledge of Sellers, the Company and each of its Subsidiaries has complied with the duty of disclosure, candor and good faith as required by the United States Patent and Trademark Office during the prosecution of each Patent included in the Owned Company Registered IP and all other Company Registered IP for which the Company or its Subsidiaries has responsibility for prosecution and maintenance activities have been complied with; and in all foreign offices having similar requirements, all such requirements have been complied with.

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(b) The Company or one of its Subsidiaries (i) exclusively owns all Owned Company Registered IP and either owns, is the sole assignee of, or has exclusively licensed all other material Company IP, and (ii) has valid and continuing rights to use all other material Intellectual Property Rights as the same are used in or necessary for the conduct of the business as presently conducted by the Company, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Sellers, the Owned Company Registered IP is currently in compliance in all material respects with all Laws necessary to record and perfect the Company’s interest in, and the chain of title of, the Owned Company Registered IP and to ensure the ability to claim priority in all jurisdictions, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. The Company IP and the Intellectual Property Rights licensed to the Company pursuant to a valid, enforceable written agreement constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. Each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company or any of its Subsidiaries, has signed a written agreement containing an assignment of such Company Associate’s rights in such Company IP to the Company or one of its Subsidiaries. Each Company Associate who has or has had access to trade secrets or confidential information of the Company or its Subsidiaries has signed a written agreement containing confidentiality provisions protecting the Company IP trade secrets and confidential information of the Company. The Company has maintained copies of each such executed written agreement and, to the Knowledge of Sellers, no party thereto is in default or breach of any such agreements. The Company has taken commercially reasonable steps to protect and preserve the confidentiality of its and its Subsidiaries’ trade secrets and confidential information.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used or is being used to create, in whole or in part, any material Company IP that are owned or purported to be owned by the Company or any of its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights, license rights, or any other right to such Company IP (except for use rights during the term of the applicable agreement between the Company and such Governmental Body or educational institution), including the right to receive royalties for the practice of such Company IP. No Governmental Body has initiated proceedings and, to the Knowledge of Sellers, no basis exists for any Governmental Body, to (i) seek payment or repayment from the Company of any amount or benefit received under any government programs or (ii) seek performance of any obligation of the Company under any government programs.

(d) The Company does not have any license agreement pursuant to which it or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by and material to the Company or any of its Subsidiaries in their business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or material Intellectual Property Right licensed to the Company or any of its Subsidiaries under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, agreements with Company Associates, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Company Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses).

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(e) To the Knowledge of Sellers: (i) the operation of the business of the Company and its Subsidiaries as currently conducted has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries. No Legal Proceeding is pending (or, to the Knowledge of Sellers, is threatened in writing) (A) against the Company or any of its Subsidiaries alleging that the operation of the business of the Company or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Intellectual Property Rights exclusively licensed to the Company or any of its Subsidiaries. Since December 31, 2021, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the business of the Company or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) To the Knowledge of Sellers, none of the Company IP owned by the Company or any of its Subsidiaries, or any Company IP exclusively licensed to the Company or any of its Subsidiaries is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company IP.

(g) To the Knowledge of Sellers, the Company and its Subsidiaries and the operation of the Company’s and its Subsidiaries’ business are, and have at all times been, in material compliance with all applicable Laws and Privacy and Data Processing Requirements. To the Knowledge of Sellers, the Company and its Subsidiaries have at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Company Data as Processed by or for the Company or any of its Subsidiaries. Since December 31, 2021, there have been (i) no loss or theft of, or security breach relating to, Company Data, (ii) no violation of any security policy of the Company or any of its Subsidiaries regarding any such Company Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of, any Company Data. The Company and its Subsidiaries have taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of the Company’s and it Subsidiaries’ business as currently conducted and Company Data from unauthorized use, access, or other Processing, and the Company and its Subsidiaries have taken commercially reasonable steps to require that any third party with access to Company Data collected by or on behalf of the Company or any of its Subsidiaries has taken commercially reasonable steps to protect the Company Data provided to them by the Company or any of its Subsidiaries. The Company and its Subsidiaries have implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Company Data where such steps are required by applicable Privacy and Data Processing Requirements.

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(h) To the Knowledge of Sellers, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of the Company’s and its Subsidiaries’ business, (ii) material unauthorized access to, or other processing of, Company Data, or (iii) material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Company Data in the possession or control of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Company Data. To the Knowledge of Sellers, the Company and its Subsidiaries have not been the subject of or received written notice of any complaints, claims or investigations related to their collection, use, storage or processing of Company Data or alleging any violation of applicable Privacy and Data Processing Requirements.

(i) The Company and its Subsidiaries have taken reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality and value of the Know-How and other confidential information included in the Company IP. No trade secret, Know-How or proprietary information material to the business of the Company and its Subsidiaries as presently conducted, as of the date of this Agreement has been authorized to be disclosed or, to the Knowledge of Sellers, has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a non-disclosure agreement or other agreement adequately restricting the disclosure and use of such Intellectual Property Rights or information, and excluding any Know-How or proprietary information disclosed by the Company or any of its Subsidiaries in publications or public filings, including as required under applicable securities laws.

(j) To the Knowledge of Sellers, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and its Subsidiaries (collectively, the “Company Systems”) perform in all material respects as is necessary for the conduct of its business as presently conducted by Company and its Subsidiaries. To the Knowledge of Sellers, in the 12 months immediately prior to the date of this Agreement, (i) there have been no material failures, breakdowns or other adverse events materially affecting any such Company Systems that have caused a material disruption or interruption to the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) there have not been any material incidents of unauthorized access or other security breaches of the Company Systems.

3.12 Agreements, Contracts and Commitments.

(a) Section 3.12(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement other than any Company Benefit Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting in any material respect the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than the Company or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than the Company, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

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(iii) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, except as contemplated hereby;

(v) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company or any of its Subsidiaries;

(vi) each Company Contract requiring payment by or to the Company or any of its Subsidiaries after the date of this Agreement in excess of $250,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any agreement involving the development or commercialization of any pharmaceutical product (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company or any of its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company or its Subsidiaries; or (D) any Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of the Company or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of the Company or any of its Subsidiaries;

(vii) each Company Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to the Company or any of its Subsidiaries in connection with the Contemplated Transactions;

(viii) each Company Real Estate Lease;

(ix) each Company Contract with any Governmental Body;

(x) each Company Out-bound License and Company In-bound License, and each Company Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xi) each Company Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries;

(xii) each Company Contract, offer letter, employment agreement, or independent contractor agreement in each case entered into with any employee, independent contractor or other natural person service provider that (A) is not immediately terminable at will by the Company without notice, severance or other cost or payment, except as required under applicable Law, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Contemplated Transactions;

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(xiii) each Company Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Company IP or material Intellectual Property Right licensed to the Company or any Company Subsidiary under a Company In-bound License;

(xiv) each Company Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xv) any other Company Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable Law) by the Company and (A) which involves payment or receipt by the Company or any of its Subsidiaries after the date of this Agreement under any such agreement, Contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries taken as a whole.

(b) Sellers have delivered or made available to Purchaser accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, as of the date of this Agreement, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract. As to the Company and each of its Subsidiaries, as applicable, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions and other than those offer letters and employee agreements referenced in Section 2.12(a)(xii). No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company or any of its Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract, and no Person has indicated to the Company or any of its Subsidiaries that it desires to renegotiate, modify, not renew or cancel any Company Material Contract.

3.13 Compliance; Permits. Except as set forth in Section 2.13 of the Company Disclosure Schedule, the Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 2.13 of the Company Disclosure Schedule identifies each Company Permit. Each such Company Permit is valid and in full force and effect, and the Company and its Subsidiaries are in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of Sellers, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.

3.14 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of Sellers, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company or any of its Subsidiaries, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company or any of its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Since December 31, 2021 through the date of this Agreement, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company or any of its Subsidiaries.

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(c) There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of Sellers, no officer or employees of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

3.15 Tax Matters.

(a) The Company and each of its Subsidiaries (as applicable) has timely filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where the Company or its Subsidiaries do not file a particular Tax Return or pay a particular Tax that the Company or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by the Company or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company and its Subsidiaries have not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that the Company and its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, shareholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Sellers, no threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries, nor any of its or their respective predecessors, has waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

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(g) Neither the Company nor any of its Subsidiaries (nor Purchaser as a result of the Contemplated Transactions) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; or (ii) prepaid amount, advance payment or deferred revenue received or accrued prior to the Closing Date outside the Ordinary Course of Business.

(h) Neither the Company nor any of its Subsidiaries has Liability for any material Taxes of any Person (other than the Company and its Subsidiaries), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(i) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither the Company nor any of its Subsidiaries (i) holds any United States real property interests within the meaning of Section 897(c)(1)(A----) of the Code, (ii) is engaged in a trade or business within the United States under Section 864 or Section 875 of the Code, (iii) is treated as a United States person under Code Section 897(i), (iv) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (v) is treated as a U.S. domestic corporation under Section 7874(b) of the Code.

(k) None of the Company or its Subsidiaries has, directly or indirectly, transferred property to or acquired property from or provided services to or received services from any Person with whom the Company or its Subsidiaries was not dealing at arm’s length, for consideration the fair market value of which was less than the fair market value of the property or service at the time of (in the case of property) the disposition or acquisition of the property or (in the case of services) the provision or receipt of the services, or been a party to any contract or transaction that could result in a liability for Tax under the Code or any substantially similar provisions of other applicable tax Laws.

For purposes of this Section 3.15, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company or such Subsidiary, respectively.

3.16 Employee and Labor Matters; Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedule is a list of material Company Benefit Plans, other than at-will employment offer letters on the Company’s standard form or other offer letters which cannot be terminated other than in accordance with applicable Law and other than individual compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) any pension, supplemental pension, retirement, registered retirement savings plan, deferred compensation, excess benefit, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, termination, change-of-control, retention, health, life, disability, group insurance, paid time off, vacation, holiday, welfare and other material benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be sponsored, maintained, administered or contributed to, by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company (or beneficiary thereof) or under which the Company has any liability (including, without limitation, by reason of having a Company ERISA Affiliate), including contingent liability, except that the term “Company Benefit Plan” shall not include any public statutory plans with which the Company is required to comply in accordance with local applicable law, including, without limitation, plans administered pursuant to applicable provincial, federal or state health tax, workers’ compensation and workers’ safety and environmental insurance legislation (“Public Statutory Plans”). No Company Benefit Plan is a plan under which an employer, other than the Company and/or any of its Subsidiaries, is required to contribute.

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(b) As applicable with respect to each material Company Benefit Plan, Sellers have made available to Purchaser, true and complete copies of all material documents with respect to each material Company Benefit Plan, including (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recent material filings made with any Governmental Body (v) non-routine material correspondence with any Governmental Body within the three (3) years preceding the date of this Agreement, (vi) the most recent summary annual reports and financial statements, and (vii) all notices and filings from any Governmental Body concerning audits or investigations.

(c) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to the Knowledge of Sellers, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, or, to the Knowledge of Sellers, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to the Company. All contributions and premium payments required to have been made under any of the Company Benefit Plans, Public Statutory Plans or by applicable Law, have been timely made in all material respects. Neither the Company nor any Company ERISA Affiliate has any outstanding material liability for any unpaid contributions or premium payments with respect to any Company Benefit Plan. All accruals for vacation pay, premiums for employment and parental insurance, health premiums, accrued wages, salaries and commissions and Company Benefit Plan payments have, in all material respects, been properly reflected in the books and records of the Company.

(e) Neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliates or, to the Knowledge of Sellers, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company or any of its Subsidiaries, or Purchaser to a material Tax, material penalty or material liability.

(f) Except as set forth in Section 2.16(g) of the Company Disclosure Schedule, no Company Benefit Plan provides medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than as may be minimally required under applicable employment standards legislation during any period of notice of termination of employment, and, to the Knowledge of Sellers, neither the Company nor any of its Subsidiaries has made a written representation promising the same.

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(g) Neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment), will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of the Company or any of its Subsidiaries pursuant to any Company Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(h) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in any change of control payment, or the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company or any of its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(i) Neither the Company nor any of its Subsidiaries maintains any Company Benefit Plan for the benefit of any service providers located outside of the U.S.

(j) Sellers have provided to Purchaser a true and correct list, as of the date of this Agreement, containing the names of all employees and independent contractors of the Company and its Subsidiaries, and, as applicable: (i) status as full-time, part-time or temporary; (ii) the annual dollar amount of all cash compensation in the form of wages, salary, bonuses, fees, commissions, or director’s fees payable to each person; (iii) dates of employment or service; (iv) title and, with respect to independent contractors, a current written description of such person’s contracting services; (v) visa or immigration status, if applicable; and (vi) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of applicable employment standards legislation; and (B) whether such an employee is on leave and, if so, the expected return date, and whether authorized or unauthorized, or receiving benefits arising from a workplace accident or injury while an employee of the Company.

(k) Neither the Company nor any of its Subsidiaries has, in any material respect, any outstanding liabilities for payment of wages, including any liability for “banked” or otherwise unpaid overtime, accrued but unpaid vacation pay, salaries, bonuses, or other compensation, current or deferred. No employee of the Company or any of its Subsidiaries has any agreement as to length of notice or severance payment required to terminate his or her employment, other than as result from applicable Laws in the Province of British Columbia or as set out in any written employment agreement.

(l) Neither the Company nor any of its Subsidiaries has, nor is it currently, engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of Sellers, threatened against the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries is or has ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Sellers, purporting to represent or seeking to represent any employees of the Company or any of its Subsidiaries, including through the filing of a petition for representation election or application for certification. To the Knowledge of Sellers, there are no threatened or pending union organizing activities involving any employees of the Company or any of its Subsidiaries. There is not and has not been in the past five years, nor, to the Knowledge of Sellers, is there or has there been since December 31, 2021 any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, application for certification, or any similar activity or dispute or any union organizing activity, affecting the Company or any of its Subsidiaries.

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(n) Each of the Company and each of its Subsidiaries is, and since December 31, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and/or terms and conditions of employment, including worker classification for purposes of overtime entitlements pursuant to applicable employment standards legislation, wages, hours of work, overtime pay, vacation pay, human rights, discrimination, harassment, reprisal and retaliation, equal employment opportunities, employment equity, fair employment practices, meal and rest periods, immigration, occupational health and safety, payment of wages (including overtime wages), employment insurance, workers’ compensation, leaves of absence, restrictive covenants and hours of work. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, with respect to employees of the Company and its Subsidiaries, the Company and its Subsidiaries, as applicable, since December 31, 2021, has withheld and reported all amounts required by Law to be withheld relating to income taxes and other statutory deductions for employees, and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no, and since December 31, 2021 there has not been any, material Legal Proceeding pending or, to the Knowledge of Sellers, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any current or former employee, applicant for employment, or consultant or independent contractor of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any order pursuant to any applicable Laws requiring the reinstatement of any employee or former employee or requiring the Company or any of its Subsidiaries to take any action or refrain from taking any action in respect of any employee or former employee.

(o) Since December 31, 2021, no allegations or investigations of sexual harassment, other harassment or unlawful discrimination or retaliation have been made to or involved the Company or any of its Subsidiaries with respect to any employee or independent contractor of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not otherwise become aware of any such allegations or investigations.

3.17 Environmental Matters. The Company and each of its Subsidiaries is and since December 31, 2021 has complied with all applicable Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries or their business. Neither the Company nor any of its Subsidiaries has received since December 31, 2021 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Sellers, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to the Company, its Subsidiaries or their business. No current or (during the time a prior property was leased or controlled by the Company or any of its Subsidiaries) prior property leased or controlled by the Company or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Sellers. Prior to the date hereof, Sellers have provided or otherwise made available to Purchaser true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of the Company or any of its Subsidiaries with respect to any property leased or controlled by the Company or any of its Subsidiaries or any business operated by them.

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3.18 Insurance. Sellers have delivered or made available to Purchaser accurate and complete copies of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and its Subsidiaries is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2021, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or its Subsidiaries has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

3.19 No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.20 Transactions with Affiliates.

(a) Since December 31, 2021, there have been no transactions or relationships, between, on one hand, the Company or one of its Subsidiaries and, on the other hand, any (i) officer or director of the Company or one of its Subsidiaries, or, to the Knowledge of Sellers, any of such officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding shares in the share capital of the Company or (iii) to the Knowledge of Sellers, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or one of its Subsidiaries, as applicable) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) There are no shareholder agreements, voting agreements, registration rights agreements, co-sale agreements or other similar Contracts between the Company and any holders of shares in the share capital of the Company, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.

3.21 Anti-Bribery. Neither the Company nor any of its Subsidiaries, nor any of its or their respective directors, officers, employees or, to the Knowledge of Sellers, agents or any other Person acting on their behalf (in each in their respective capacities as such) has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company and each of its Subsidiaries is not, nor has the Company or each of its Subsidiaries ever been, the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

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3.22 CFIUS. Neither the Company nor any of its Subsidiaries is a U.S. business that (a) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (c) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

3.23 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 2 or in any certificate delivered by Seller to Purchaser pursuant to this Agreement, no Seller makes any representation or warranty, express or implied, at law or in equity, with respect to such Seller, the Company, the Subsidiaries of the Company, or any of the Company’s and its Subsidiaries’ assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Each Seller acknowledges and agrees that, except for the representations and warranties of Purchaser set forth in Section 3 or in any certificate delivered by Purchaser to Sellers pursuant to this Agreement, neither such Seller nor any of its Representatives is relying on any other representation or warranty of Purchaser or any other Person made outside of Section 3 or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to Section 9.13(h), except (a) as set forth in the correspondingly numbered Section of the disclosure schedule delivered by Purchaser to Sellers (the “Purchaser Disclosure Schedule”) or (b) as disclosed in the Purchaser SEC Documents filed with the SEC after December 31, 2021 and at least ten (10) Business Days prior to the date hereof, and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” (but including any description of historic facts or events included therein), “Forward-Looking Statements,” or in any other section to the extent such disclosures are forward-looking statements or cautionary, predictive or forward-looking in nature), Purchaser represents and warrants to Sellers as follows:

4.1 Due Organization; Subsidiaries.

(a) Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

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(b) Purchaser is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), and is up-to-date in the filing of all material corporate and similar returns (including, without limitation, any ultimate beneficiary declaration or similar corporate transparency declaration) under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Purchaser Material Adverse Effect.

(c) Purchaser does not own any capital stock of, or any equity, ownership or profit-sharing interest of any nature in, and does not control directly or indirectly, any other Entity, other than its Subsidiaries.

(d) Purchaser is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business Entity. Purchaser has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Purchaser has not, at any time, been a general partner of, or has otherwise been liable for, any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Purchaser has made available to Sellers accurate and complete copies of the Organizational Documents of Purchaser in effect as of the date of this Agreement. Purchaser is not in breach or violation of its Organizational Documents.

4.3 Authority; Binding Nature of Agreement.

(a) Purchaser has all necessary corporate power and authority to enter into this Agreement and the Registration Rights Agreement and, subject to filing of the Certificates of Designation and receipt of the Required Purchaser Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The Purchaser Board (at meetings duly called and held or by unanimous written consent) has: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Purchaser and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of Purchaser Common Stock Payment Shares and Purchaser Preferred Stock Payment Shares to Sellers pursuant to the terms of this Agreement and the filing of the Charter Amendment; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Purchaser vote to approve the Purchaser Stockholder Matters.

(b) This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Sellers, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required. The approval of holders of Purchaser Common Stock is not required in order to approve this Agreement or the transactions contemplated hereby, except with respect to the Purchaser Stockholder Matters. The affirmative vote of a majority of the votes cast at the Purchaser Stockholders’ Meeting by the holders of Purchaser Common Stock (other than the Purchaser Common Stock Payment Shares to be issued at Closing pursuant to this Agreement) are the only vote of the holders of any class or series of Purchaser’s capital stock necessary to approve the proposal described in Section 5.2(a) (“Required Purchaser Stockholder Vote”).

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4.5 Non-Contravention; Consents. Subject to obtaining the Required Purchaser Stockholder Vote, and the filing of the Certificates of Designation, neither (x) the execution, delivery or performance of this Agreement by Purchaser, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Purchaser;

(b) contravene, conflict with or result in a violation of, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Purchaser, or any of the assets owned or used by Purchaser, is subject, except as would not reasonably be expected to be material to Purchaser or its business;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Purchaser, except as would not reasonably be expected to be material to Purchaser or its business;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Purchaser Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Purchaser Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Purchaser Material Contract; (iii) accelerate the maturity or performance of any Purchaser Material Contract; or (iv) cancel, terminate or modify any term of any Purchaser Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Purchaser (except for Permitted Encumbrances).

Except for (i) any Consent set forth in Section 4.5 of the Purchaser Disclosure Schedule under any Purchaser Contract, (ii) the Required Purchaser Stockholder Vote, (iii) the filing of the Charter Amendment with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing of the Certificates of Designation with the Secretary of State of the State of Delaware pursuant to the DGCL and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, state and provincial securities Laws or foreign investment Laws, Purchaser is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement, or (B) the consummation of the Contemplated Transactions. The Purchaser Board has taken and will take all actions necessary to ensure that the restrictions of any Takeover Statute or similar Law, including the restrictions applicable to business combinations contained in Section 203 of the DGCL, are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Lock-Up Agreements and to the consummation of the Contemplated Transactions.

4.6 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock and 20,000,000 shares of preferred stock of Purchaser, par value $0.000001 per share. As of the Reference Date, (i) 588,750 shares of Purchaser Common Stock are issued and outstanding and (ii) no shares of preferred stock of Purchaser, par value $0.000001 per share, are outstanding.

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(b) All of the outstanding shares of Purchaser Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Purchaser Common Stock is subject to any right of first refusal in favor of Purchaser. Except as contemplated herein, there is no Purchaser Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Purchaser Common Stock. Purchaser is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Purchaser Common Stock or other securities. Section 4.6(b) of the Purchaser Disclosure Schedule accurately and completely lists all repurchase rights held by Purchaser with respect to shares of Purchaser Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable and whether the holder of such shares of Purchaser Common Stock timely filed an election with the relevant Governmental Bodies under Section 83(b) of the Code with respect to such shares.

(c) Except for the Purchaser Stock Plan, and except as set forth in Section 4.6(c) of the Purchaser Disclosure Schedule, Purchaser does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, Purchaser has reserved [__] shares of Purchaser Common Stock for issuance under the Purchaser Stock Plan, of which Purchaser Options to purchase a total of [1,953,491] shares, in the aggregate, have been issued and are currently outstanding of, which no shares are subject to Purchaser’s right of repurchase, of which (1) [2,026,922] shares have been reserved for issuance upon exercise of Purchaser Options previously granted and currently outstanding under the Purchaser Stock Plan, and (3) [__] shares remain available for future issuance pursuant to the Purchaser Stock Plan. Section 4.6(c) of the Purchaser Disclosure Schedule sets forth the following information with respect to each Purchaser Option outstanding as of the Reference Date: (i) the name of the holder; (ii) the number of shares of Purchaser Common Stock subject to such Purchaser Option at the time of grant; (iii) the number of shares of Purchaser Common Stock subject to such Purchaser Option as of the close of business on the Reference Date; (iv) the exercise price of such Purchaser Option; (v) the date on which such Purchaser Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the close of business on the Reference Date and any acceleration provisions; (vii) the date on which such Purchaser Option expires; (viii) whether such Purchaser Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option and (ix) whether such Purchaser Option is “early exercisable”. Purchaser has made available to Sellers accurate and complete copies of the Purchaser Stock Plan and the form of the stock option agreements evidencing outstanding Purchaser Options granted thereunder. No vesting of Purchaser Options will be accelerated in connection with the closing of the Contemplated Transactions other than as set forth on such Section 4.6(c) of the Purchaser Disclosure Schedule.

(d) Except for the Purchaser Options granted pursuant to the Purchaser Stock Plan, and as otherwise set forth in Section 4.6(d) of the Purchaser Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Purchaser; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Purchaser; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Purchaser. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Purchaser. In addition, there are no stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote.

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(e) All outstanding shares of Purchaser Common Stock, Purchaser Options and other securities of Purchaser have been issued and granted in material compliance with (i) the Organizational Documents of Purchaser in effect as of the relevant time and all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f) All distributions, dividends, repurchases and redemptions of Purchaser Common Stock or other equity interests of Purchaser were undertaken in material compliance with (i) the Organizational Documents of Purchaser in effect as of the relevant time and all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

4.7 SEC Filings; Financial Statements.

(a) Purchaser has delivered or made available to Sellers accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Purchaser with the SEC since December 31, 2021 (the “Purchaser SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Since December 31, 2021, all material statements, reports, schedules, forms and other documents, including any exhibits thereto, required to have been filed by Purchaser or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, or the Sarbanes-Oxley Act (as the case may be), and the rules and regulations thereunder, and, as of the time they were filed, or if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing prior to the date of this Agreement, none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Purchaser SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of Purchaser has failed to make the Certifications required of him or her. Purchaser has made available to Sellers true and complete copies of all correspondence, other than transmittal correspondence or general communications by the SEC not specifically addressed to Purchaser, between the SEC, on the one hand, and Purchaser, on the other, since December 31, 2021, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of Purchaser except for such comment letters and responses to such comment letters that are publicly accessible through EDGAR. As of the date of this Agreement, there are no outstanding unresolved comments in comment letters received from the SEC or Nasdaq with respect to Purchaser SEC Documents. To the Knowledge of Purchaser, none of the Purchaser SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, including with regards to any accounting practices of Purchaser. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, supplied or otherwise made available to the SEC.

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(b) The financial statements (including any related notes) contained or incorporated by reference in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Purchaser as of the respective dates thereof and the results of operations and cash flows of Purchaser for the periods covered thereby. Other than as expressly disclosed in the Purchaser SEC Documents filed prior to the date hereof, there has been no material change in Purchaser’s accounting methods or principles that would be required to be disclosed in Purchaser’s financial statements in accordance with GAAP.

(c) Purchaser’s independent registered public accounting firm has at all times been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Purchaser, “independent” with respect to Purchaser within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Purchaser, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth in Section 4.7(d) of the Purchaser Disclosure Schedule, since December 31, 2021, through the date of this Agreement, Purchaser has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Purchaser Common Stock on Nasdaq. As of the date of this Agreement, Purchaser has timely responded to all comment letters of the staff of the SEC relating to the Purchaser SEC Documents, and the SEC has not advised Purchaser that any final responses are inadequate, insufficient or otherwise non-responsive. Purchaser has made available to Sellers true, correct and complete copies or all comment letters, written inquiries and enforcement correspondences between the SEC, on the one hand, and Purchaser, on the other hand, occurring since December 31, 2021 and will, reasonably promptly following the receipt thereof, make available to Sellers any such correspondence sent or received after the date of this Agreement. To the Knowledge of Purchaser, as of the date of this Agreement, none of the Purchaser SEC Documents is the subject of an ongoing SEC report or outstanding SEC comment.

(e) Since December 31, 2021, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Purchaser, the Purchaser Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth in Section 4.7(f) of the Purchaser Disclosure Schedule, Purchaser is and since its first date of listing on Nasdaq, has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.

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(g) Purchaser maintains, and at all times since December 31, 2021, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Purchaser Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Purchaser’s assets that could have a material effect on Purchaser’s financial statements and (iv) that Purchaser maintains records in reasonable detail which accurately and fairly reflect the transactions and dispositions of the assets of Purchaser. Purchaser has evaluated the effectiveness of Purchaser’s internal control over financial reporting as of December 31, 2021, and, to the extent required by applicable Law, presented in any applicable Purchaser SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Purchaser has disclosed, based on its most recent evaluation of internal control over financial reporting, to Purchaser’s auditors and audit committee (A) all material weaknesses and all significant deficiencies, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves Purchaser, Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Purchaser or (C) any claim or allegation regarding any of the foregoing. Purchaser has not identified, based on its most recent evaluation of internal control over financial reporting, any significant deficiencies or material weaknesses in the design or operation of Purchaser’s internal control over financial reporting.

(h) Purchaser maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by Purchaser in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i) Purchaser has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8 Absence of Changes. Except as set forth in Section 4.8 of the Purchaser Disclosure Schedule, after the date of the Purchaser Balance Sheet, Purchaser has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Purchaser Material Adverse Effect and (b) Purchaser has not done any of the following:

(a) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities (except in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Purchaser Stock Plan);

(b) sold, issued, granted, pledged or otherwise disposed of or encumbered or authorized any of the foregoing with respect to: (i) any capital stock or other security of Purchaser (except for Purchaser Common Stock issued upon the valid exercise of outstanding Purchaser Options); (ii) any option, warrant or right to acquire any capital stock or any other security, other than option grants to employees in the Ordinary Course of Business; or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Purchaser;

(c) except as required to give effect to anything in contemplation of the Closing, amended any of its Organizational Documents, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

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(d) formed any Subsidiary or acquired any equity interest or other interest in any other Entity or entered into a joint venture with any other Entity;

(e) (i) lent money to any Person (except for the advance of reasonable business expenses to employees, directors and consultants in the Ordinary Course of Business), (ii) incurred or guaranteed any indebtedness for borrowed money, or (iii) guaranteed any debt securities of others;

(f) other than as required by applicable Law or the terms of any Purchaser Benefit Plan as in effect on the date of this Agreement: (i) adopted, terminated, established or entered into any Purchaser Benefit Plan; (ii) caused or permitted any Purchaser Benefit Plan to be amended in any material respect; (iii) paid any material bonus or distributed any profit-sharing account balances or similar payment to, or, other than in the Ordinary Course of Business, increased the amount of the wages, salary, commissions, benefits or other compensation or remuneration payable to, any of its directors, officers or employees; (iv) increased the severance or change-of-control benefits offered to any current, former or new employees, directors or consultants or (v) hired, terminated or gave notice of termination (other than for cause) to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $100,000 per year;

(g) entered into any collective bargaining agreement or similar agreement with any labor union, or similar labor organization;

(h) entered into any material transaction other than (i) in the Ordinary Course of Business or (ii) in connection with the Contemplated Transactions;

(i) acquired any material asset or sold, leased or otherwise irrevocably disposed of any of its assets or properties, or granted any Encumbrance (other than a Permitted Encumbrance) with respect to such assets or properties, except in the Ordinary Course of Business;

(j) sold, assigned, transferred, licensed, sublicensed or otherwise disposed of any material Purchaser IP;

(k) made, changed or revoked any material Tax election, failed to pay any income or other material Tax as such Tax becomes due and payable, filed any amendment making any material change to any Tax Return, settled or compromised any income or other material Tax liability, entered into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (including any “closing agreement” described in Section 7121 of the Code (or any similar Law) with any Governmental Body, but excluding customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), requested or consented to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopted or changed any material accounting method in respect of Taxes;

(l) made any expenditures, incurred any Liabilities or discharged or satisfied any Liabilities, in each case, in amounts that exceed the aggregate amount of $100,000;

(m) other than as required by Law or GAAP, taken any action to change accounting policies or procedures;

(n) initiated or settled any Legal Proceeding; or

(o) agreed, resolved or committed to do any of the foregoing.

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4.9 Absence of Undisclosed Liabilities. As of the date hereof, Purchaser does not have any Liability, individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Purchaser Balance Sheet; (b) Liabilities that have been incurred by Purchaser since the date of the Purchaser Balance Sheet in the Ordinary Course of Business and which are not material to Purchaser, individually or in the aggregate; (c) Liabilities for performance of obligations of Purchaser under Purchaser Contracts in the Ordinary Course of Business, which, in each case, are not related to any breach or default of Purchaser; and (d) Liabilities incurred in connection with the Contemplated Transactions.

4.10 Title to Assets. Purchaser owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Purchaser or its business, including: (a) all tangible assets reflected on the Purchaser Balance Sheet; and (b) all other tangible assets reflected in the books and records of Purchaser as being owned by Purchaser. All of such assets are owned or, in the case of leased assets, leased by Purchaser free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Purchaser does not own and has never owned any real property. Purchaser has made available to Sellers (a) an accurate and complete list of all real properties with respect to which Purchaser directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of, or occupied or leased by, Purchaser, and (b) copies of all leases under which any such real property is possessed, occupied or leased (the “Purchaser Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Purchaser, or to the Knowledge of Purchaser, any other party thereto. Purchaser’s possession, occupancy, lease, use and/or operation of each such leased property conforms to all applicable Laws in all material respects, and Purchaser has exclusive possession of each such leased property and leasehold interest and has not granted any occupancy rights to tenants or licensees with respect to such leased property or leasehold interest. In addition, each such leased property and leasehold interest is free and clear of all Encumbrances other than Permitted Encumbrances. Purchaser has not received any written notice from its landlords or any Governmental Body that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to such properties.

4.12 Intellectual Property; Privacy.

(a) Section 4.12(a) of the Purchaser Disclosure Schedule identifies each item of Purchaser Registered IP, including, with respect to each application and registration: (i) the name of the applicant or registrant and any other co-owners, (ii) the jurisdiction of application or registration, (iii) the application or registration number, (iv) the date of issue, filing, or registration, as applicable, and (v) to the extent applicable, the expiration date. To the Knowledge of Purchaser, each of the Patents and Patent applications included in Section 4.12(a) of the Purchaser Disclosure Schedule properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States and the applicable foreign jurisdiction. For all Purchaser Registered IP owned or purported to be owned, in whole or in part, by the Purchaser (the “Owned Purchaser Registered IP”) and all other Purchaser Registered IP for which the Purchaser has responsibility for prosecution and maintenance activities, all necessary registration, maintenance, renewal and other material filing fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Internet domain name or other authorities in the United States or the applicable foreign jurisdiction, as the case may be, for the purpose of maintaining such Purchaser Registered IP in full force and effect and, except as set forth on Section 4.12(a) of the Purchaser Disclosure Schedule, there are no such filings, payments or other actions that must be made or taken on or before the three-month anniversary of the Closing Date. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Body in the ordinary course of prosecution of any pending applications for registration) is pending or, to the Knowledge of Purchaser, threatened in writing, in which the scope, validity, enforceability or ownership of any Purchaser IP is being or has been contested or challenged. To the Knowledge of Purchaser, each item of Purchaser IP is valid and enforceable, and with respect to the material Purchaser Registered IP, subsisting. To the Knowledge of Purchaser, Purchaser has complied with all Laws regarding the duty of disclosure, candor and good faith in connection with each Patent included in the Owned Purchaser Registered IP and all other Purchaser Registered IP for which the Purchaser has responsibility for prosecution and maintenance activities.

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(b) Purchaser (i) exclusively owns, is the sole assignee of, or has exclusively licensed all Owned Purchaser Registered IP and all other Purchaser IP (other than as disclosed in Section 4.12(b) of the Purchaser Disclosure Schedule), and (ii) has valid and continuing rights, pursuant to the Purchaser In-bound Licenses, to use all other material Intellectual Property Rights as the same are used in or necessary for the conduct of the business as presently conducted by the Purchaser, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. To the Knowledge of Purchaser, the Owned Purchaser Registered IP is currently in compliance in all material respects with all Laws necessary to record and perfect the Purchaser’s interest in, and the chain of title of, the Owned Purchaser Registered IP and to ensure the ability to claim priority in all jurisdictions, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. The Purchaser IP constitute all Intellectual Property Rights used in, material to or otherwise necessary for the operation of Purchaser’s business as currently conducted, provided that this clause shall not be construed as a representation or warranty of non-infringement of any Intellectual Property Rights. Each Purchaser Associate involved in the creation or development of any material Purchaser IP, pursuant to such Purchaser Associate’s activities on behalf of Purchaser, has signed a written agreement containing an assignment of such Purchaser Associate’s rights in such Purchaser IP to Purchaser. Each Purchaser Associate who has or has had access to Purchaser’s trade secrets or confidential information has signed a written agreement containing confidentiality provisions protecting the Purchaser IP, trade secrets and confidential information. Purchaser has maintained copies of each such executed written agreement and, to the Knowledge of Purchaser, no party thereto is in default or breach of any such agreements. Purchaser has taken commercially reasonable steps to protect and preserve the confidentiality of their respective trade secrets and confidential information.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution has been used or is being used to create, in whole or in part, any material Purchaser IP that are owned or purported to be owned by Purchaser, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership rights, license rights, or any other right to such Purchaser IP (except for use rights during the term of the applicable agreement between the Purchaser and such Governmental Body or educational institution), including the right to receive royalties for the practice of such Purchaser IP (other than pursuant to any Purchaser In-bound License disclosed on Section 4.12(d) of the Purchaser Disclosure Schedule).

(d) Section 4.12(d) of the Purchaser Disclosure Schedule sets forth each license agreement pursuant to which Purchaser (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Purchaser in its business as currently conducted (each a “Purchaser In-bound License”) or (ii) grants to any third party a license under any material Purchaser IP (each a “Purchaser Out-bound License”) (provided, that, Purchaser In-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, services agreements, clinical trial agreements, agreements with Purchaser Associates, non-disclosure agreements, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses; and Purchaser Out-bound Licenses shall not include, when entered into in the Ordinary Course of Business, material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses). All Purchaser In-bound Licenses and Purchaser Out-bound Licenses, to the Knowledge of Purchaser, are in full force and effect and are valid, enforceable and binding obligations of Purchaser and, to the Knowledge of Purchaser, each other party to such Purchaser In-bound Licenses or Purchaser Out-bound Licenses. Neither Purchaser, nor, to the Knowledge of Purchaser, any other party to such Purchaser In-bound Licenses or Purchaser Out-bound Licenses, is in material breach under any Purchaser In-bound Licenses or Purchaser Out-bound Licenses. Except as set forth in Section 4.12(d) of the Purchaser Disclosure Schedule, none of the terms or conditions of any Purchaser In-bound License or any Purchaser Out-bound License requires Purchaser or any of its Affiliates to maintain, develop or prosecute any Intellectual Property Rights.

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(e) To the Knowledge of Purchaser: (i) the operation of the business of Purchaser as currently conducted has not infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other Person and (ii) no other Person is infringing, misappropriating or otherwise violating any Purchaser IP or any Intellectual Property Rights exclusively licensed to the Purchaser. No Legal Proceeding is pending (or, to the Knowledge of Purchaser, is threatened in writing) (A) against Purchaser alleging that the operation of the business of Purchaser infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by Purchaser alleging that another Person has infringed, misappropriated or otherwise violated any of the Purchaser IP or any Intellectual Property Rights exclusively licensed to the Purchaser. Since December 31, 2021, Purchaser has not received any written notice or other written communication alleging that the operation of the business of Purchaser infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) To the Knowledge of Purchaser, none of the Purchaser IP owned by the Purchaser or any Purchaser IP exclusively licensed by the Purchaser is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Purchaser of any such Purchaser IP.

(g) To the Knowledge of Purchaser, Purchaser and the operation of Purchaser’s business are, and have at all times been, in material compliance with all applicable Laws and Privacy and Data Processing Requirements. To the Knowledge of Purchaser, Purchaser has at all applicable times provided all notices, and obtained and maintained all rights, consents, and authorizations, to Process Purchaser Data as Processed by or for Purchaser. Since December 31, 2021, there have been (i) no loss or theft of, or security breach relating to. Purchaser Data, (ii) no violation of any security policy of Purchaser regarding any such Purchaser Data, and (iii) no unauthorized access to, or unauthorized, unintended, or improper use, disclosure, or other Processing of, any Purchaser Data. Purchaser has taken commercially reasonable steps and implemented reasonable disaster recovery and security plans and procedures to protect the information technology systems used in, material to or necessary for operation of Purchaser’s business as currently conducted and Purchaser Data from unauthorized use, access, or other Processing, and Purchaser has taken commercially reasonable steps to require that any third party with access to Purchaser Data collected by or on behalf of Purchaser has taken commercially reasonable steps to protect the Purchaser Data provided to them by Purchaser. Purchaser has implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Purchaser Data where such steps are required by applicable Privacy and Data Processing Requirements.

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(h) To the Knowledge of Purchaser, there have been no (i) material malfunctions or unauthorized intrusions or breaches of the information technology systems used in, material to or necessary for the operation of Purchaser’s business, (ii) material unauthorized access to, or other processing of, Purchaser Data, or (iii) material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Purchaser Data in the possession or control of Purchaser and Purchaser has not provided or been legally required to provide any notices to any Person in connection with an unauthorized disclosure of Purchaser Data. To the Knowledge of Purchaser, Purchaser has not been the subject of or received written notice of any complaints, claims or investigations related to their collection, use, storage or processing of Purchaser Data or alleging any violation of applicable Privacy and Data Processing Requirements.

(i) Purchaser has taken reasonable security and other measures, including measures against unauthorized disclosure, to protect and maintain the secrecy, confidentiality and value of the Know-How and other confidential information included in the Purchaser IP. No trade secret, Know-How or proprietary information material to the business of Purchaser as presently conducted, as of the date of this Agreement has been authorized to be disclosed or, to the Knowledge of Purchaser, has been actually disclosed by Purchaser to any Person other than pursuant to a non-disclosure agreement or other agreement adequately restricting the disclosure and use of such Intellectual Property Rights or information, and excluding any Know-How or proprietary information disclosed by Purchaser in publications or public filings, including as required under applicable securities laws.

(j) To the Knowledge of Purchaser, the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by Purchaser an (collectively, the “Purchaser Systems”) perform in all material respects as is necessary for the conduct of its business as presently conducted by Purchaser. To the Knowledge of Purchaser, in the 12 months immediately prior to the date of this Agreement, (i) there have been no material failures, breakdowns or other adverse events materially affecting any such Purchaser Systems that have caused a material disruption or interruption to the conduct of the business of Purchaser as currently conducted, and (ii) there have not been any material incidents of unauthorized access or other security breaches of the Purchaser Systems.

4.13 Agreements, Contracts and Commitments.

(a) Section 3.13 of the Purchaser Disclosure Schedule lists the following Purchaser Contracts in effect as of the date of this Agreement other than any Purchaser Benefit Plans (each, a “Purchaser Material Contract” and collectively, the “Purchaser Material Contracts”):

(i) a material Contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Purchaser Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Purchaser Contract containing (A) any covenant limiting in any material respect the freedom of Purchaser to engage in any line of business or compete with any Person, (B) any most-favored nation or other preferred pricing arrangement in favor of a Person other than Purchaser or any similar term by which any Person is or could become entitled to any benefit, right or privilege that must be at least as favorable to such Person as those offered to any other Person, (C) any exclusivity provision, option to receive a license, right of first refusal or right of first negotiation or similar covenant in favor of a Person other than Purchaser, or (D) any non-solicitation provision not entered into in the Ordinary Course of Business;

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(iv) each Purchaser Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v) each Purchaser Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Purchaser Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Purchaser or any loans or debt obligations with officers or directors of Purchaser;

(vii) each Purchaser Contract requiring payment by or to Purchaser after the date of this Agreement in excess of $250,000 in the aggregate in the current calendar year or any future calendar year pursuant to its express terms relating to: (A) any agreement involving the development or commercialization of any pharmaceutical product (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Purchaser; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Purchaser has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Purchaser has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Purchaser; or (D) any Purchaser Contract with any third party providing any services relating to the manufacture or production of any product, service or technology of Purchaser or any Purchaser Contract to sell, distribute or commercialize any products or service of Purchaser;

(viii) each Purchaser Contract with any financial advisor, broker, finder, investment banker or other similar Person providing financial advisory services to Purchaser in connection with the Contemplated Transactions;

(ix) each Purchaser Real Estate Lease;

(x) each Purchaser Contract with any Governmental Body;

(xi) each Purchaser Out-bound License and Purchaser In-bound License, and each Purchaser Contract containing a covenant not to sue or otherwise enforce any Intellectual Property Rights;

(xii) each Purchaser Contract requiring the payment of any royalty, dividend or similar arrangement based on the revenues or profits of Purchaser;

(xiii) each Purchaser Contract, offer letter, employment agreement, or independent contractor agreement in each case entered into with any employee, independent contractor or other natural person service provider that (A) is not immediately terminable by Purchaser without notice, severance, or other cost or liability, except as required under applicable Law, or (B) provides for retention payments, change-of-control payments, severance, accelerated vesting, or any similar payment or benefit that may or will become due as a result of the Contemplated Transactions;

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(xiv) each Purchaser Contract providing any option to receive a license or other right, any right of first negotiation, any right of first refusal or any similar right to any Person related to any material Purchaser IP or material Intellectual Property Right licensed to Purchaser under a Purchaser In-bound License; and

(xv) each Purchaser Contract entered into in settlement of any Legal Proceeding or other dispute; and

(xvi) any other Contract that is not terminable at will (with no penalty or payment or requirement for prior notice, except as required by applicable Law) by Purchaser and (A) which involves payment or receipt by Purchaser after the date of this Agreement under any such agreement, Contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of Purchaser.

(b) Purchaser has delivered or made available to Sellers accurate and complete copies of all Purchaser Material Contracts, including all amendments thereto. There are no Purchaser Material Contracts that are not in written form. Purchaser has not, nor, to Purchaser’s Knowledge, as of the date of this Agreement, has any other party to a Purchaser Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Purchaser Material Contract. As to Purchaser, as of the date of this Agreement, each Purchaser Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Purchaser Material Contract to change, any material amount paid or payable to Purchaser under any Purchaser Material Contract or any other material term or provision of any Purchaser Material Contract, and no Person has indicated to Purchaser that it desires to renegotiate, modify, not renew or cancel any Purchaser Material Contract.

4.14 Compliance; Permits. Purchaser holds all required Governmental Authorizations which are material to the operation of the business of Purchaser as currently conducted (the “Purchaser Permits”). Section 4.14 of the Purchaser Disclosure Schedule identifies each Purchaser Permit. Each such Purchaser Permit is valid and in full force and effect, and Purchaser is in material compliance with the terms of the Purchaser Permits. No Legal Proceeding is pending or, to the Knowledge of Purchaser, threatened, which seeks to revoke, limit, suspend, or materially modify any Purchaser Permit.

4.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of Purchaser, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) Purchaser, (B) any Purchaser Associate (in his or her capacity as such) or (C) any of the material assets owned or used by Purchaser; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Since December 31, 2021 through the date of this Agreement, no Legal Proceeding has been pending against Purchaser that resulted in material liability to Purchaser.

(c) There is no order, writ, injunction, judgment or decree to which Purchaser, or any of the material assets owned or used by Purchaser, is subject. To the Knowledge of Purchaser, no officer of Purchaser is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Purchaser or to any material assets owned or used by Purchaser.

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4.16 Tax Matters.

(a) Purchaser has filed all income and other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Purchaser does not file a particular Tax Return or pay a particular Tax that Purchaser is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by Purchaser on or before the date hereof (whether or not shown on any Tax Return) have been fully and timely paid. The unpaid Taxes of Purchaser did not, as of the date of the Purchaser Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Purchaser Balance Sheet. Since the Purchaser Balance Sheet Date, Purchaser has not incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that Purchaser is or was required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Purchaser.

(e) No deficiencies for a material amount of Taxes with respect to Purchaser have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing and, to the Knowledge of Purchaser, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Purchaser. Purchaser has not waived any statute of limitations or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Purchaser has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Purchaser is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, provincial, local or foreign Law) executed on or prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, provincial, local or foreign Law) entered into on or prior to Closing; (v) installment sale or open transaction disposition made on or prior to the Closing; (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date outside the Ordinary Course of Business; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; or (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, provincial, local or foreign Law) to any income received or accrued on or prior to the Closing Date. Purchaser has not made any election under Section 965(h) of the Code.

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(i) Purchaser has not ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Purchaser) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Purchaser has no Liability for any material Taxes of any Person (other than Purchaser) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, provincial, local, or foreign Law), as a transferee or successor, by Contract (other than a Contract entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes) or otherwise by operation of Law.

(j) Purchaser has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, provincial, local or foreign Law).

(k) Purchaser has never had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(l) Purchaser has not participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) Purchaser is a domestic corporation for U.S. federal income tax purposes. Purchaser has not made an election or taken any other action to change its federal and state income tax classification from such classification.

For purposes of this Section 3.16, each reference to Purchaser shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Purchaser.

4.17 Employee and Labor Matters; Benefit Plans.

(a) Section 4.17(a) of the Purchaser Disclosure Schedule is a list of material Purchaser Benefit Plans, other than at-will employment offer letters on Purchaser’s standard form and other than individual Purchaser Options or other compensatory equity award agreements made pursuant to the Purchaser’s standard forms, in which case only representative standard forms of such agreements shall be scheduled. “Purchaser Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) any pension, supplemental pension, retirement, registered retirement savings plan, deferred compensation, excess benefit, profit-sharing, bonus, incentive, equity or equity-based, phantom equity, employment, consulting, severance, termination, change-of-control, retention, health, life, disability, group insurance, paid time off, vacation, holiday, welfare and other material benefit plan, program, agreement, Contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded, subject or not subject to ERISA and including any that have been frozen), in each case, sponsored, maintained, administered, contributed to, or required to be sponsored, maintained, administered or contributed to, by Purchaser for the benefit of any current or former employee, director, officer or independent contractor of Purchaser or under which Purchaser has any liability (including, without limitation, by reason of having a Purchaser ERISA Affiliate), including contingent liability, except that the term “Purchaser Benefit Plan” shall not include any Public Statutory Plans with which Purchaser is required to comply in accordance with local applicable law, including, without limitation, plans administered pursuant to applicable provincial, federal or state health tax, workers’ compensation and workers’ safety and environmental insurance legislation. Section 4.17(a) of the Purchaser Disclosure Schedule indicates which of the Purchaser Benefit Plans are maintained by a professional employer organization. No Purchaser Benefit Plan is a plan under which an employer, other than Purchaser and/or any of its Subsidiaries, is required to contribute.

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(b) As applicable with respect to each material Purchaser Benefit Plan, Purchaser has made available to Sellers true and complete copies of all material documents with respect to each material Purchaser Benefit Plan, including (i) each material Purchaser Benefit Plan, including all amendments thereto, and in the case of an unwritten material Purchaser Benefit Plan, a written description thereof, (ii) all current trust documents, investment management Contracts, custodial agreements, administrative services agreements and insurance and annuity Contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Body (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual reports, nondiscrimination testing reports, actuarial reports, financial statements and trustee reports, (vii) all notices and filings from the IRS or Department of Labor or other Governmental Body concerning audits or investigations, or “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, (viii) the most recent other material filings made with any Governmental Body and (ix) non-routine material correspondence with any Governmental Body within the three (3) years preceding the date of this Agreement.

(c) Each Purchaser Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and all other Laws.

(d) The Purchaser Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Purchaser Benefit Plan or the tax exempt status of the related trust.

(e) Neither Purchaser nor any Purchaser ERISA Affiliate maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

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(f) There are no pending audits or investigations by any Governmental Body involving any Purchaser Benefit Plan, and no pending or, to the Knowledge of Purchaser, threatened claims (except for routine individual claims for benefits payable in the normal operation of the Purchaser Benefit Plans), suits or proceedings involving any Purchaser Benefit Plan, or, to the Knowledge of Purchaser, any fiduciary thereof or service provider thereto, in any case except as would not be reasonably expected to result in material liability to Purchaser. All contributions and premium payments required to have been timely made under any of the Purchaser Benefit Plans, Public Statutory Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made in all material respects and neither Purchaser nor any Purchaser ERISA Affiliate has any outstanding material liability for any unpaid contributions or premium payments with respect to any Purchaser Benefit Plan. All accruals for vacation pay, premiums for employment and parental insurance, health premiums, accrued wages, salaries and commissions and Purchaser Benefit Plan payments have, in all material respects, been properly reflected in the books and records of Purchaser.

(g)  Neither Purchaser nor any Purchaser ERISA Affiliates or, to the Knowledge of Purchaser, any fiduciary, trustee or administrator of any Purchaser Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Purchaser Benefit Plan which would subject any such Purchaser Benefit Plan, Purchaser, or Purchaser ERISA Affiliates to a material Tax, material penalty or material liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Purchaser Benefit Plan provides medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement other than coverage mandated by Law and, to the Knowledge of Purchaser, Purchaser has not made a written representation promising the same.

(i) Except as set forth in Section 4.17(i) of the Purchaser Disclosure Schedule, neither the execution of this Agreement, nor the performance of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will: (i) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of Purchaser pursuant to any Purchaser Benefit Plan, (ii) increase any amount of compensation or benefits otherwise payable under any Purchaser Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Purchaser Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Purchaser Benefit Plan or (v) limit the right to merge, amend or terminate any Purchaser Benefit Plan.

(j) Except as set forth in Section 4.17(j) of the Purchaser Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in any change of control payment, or the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Purchaser of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Code Section 280G), determined without regard to the application of Code Section 280G(b)(5).

(k) No current or former employee, officer, director or independent contractor of Purchaser has any “gross up” agreements with Purchaser or other assurance of reimbursement by Purchaser for any Taxes imposed under Code Section 409A or Code Section 4999.

(l) The Purchaser does not maintain any Purchaser Benefit Plan for the benefit of any service providers located outside of Canada or the U.S.

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(m) Purchaser has provided to Sellers a true and correct list, as of the date of this Agreement, containing the names of all employees and independent contractors of Purchaser, whether or not actively employed and, as applicable: (i) status as full-time, part-time or temporary; (ii) the annual dollar amount of all cash compensation in the form of wages, salary, bonuses, fees, commissions, or director’s fees payable to each person; (iii) dates of employment or service; (iv) title and, with respect to independent contractors, a current written description of such person’s contracting services; (v) visa or immigration status, if applicable; and (vi) with respect to employees, (A) a designation of whether they are classified as exempt or non-exempt for purposes of applicable employment standards legislation; and (B) whether such an employee is on leave and, if so, the expected return date, and whether authorized or unauthorized, or receiving benefits arising from a workplace accident or injury while an employee of Purchaser.

(n) Purchaser does not have any outstanding liabilities for payment of wages, including any liability for “banked” or otherwise unpaid overtime, accrued but unpaid vacation pay (except as set forth in Section 3.17(n) of the Purchaser Disclosure Schedule for calendar year 2024), salaries, bonuses, or other compensation, current or deferred. No employee of Purchaser has any agreement as to length of notice or severance payment required to terminate his or her employment, other than as result from applicable Laws or as set out in any written employment agreement.

(o) Purchaser has not, nor is it currently, engaged in any unfair labor practice and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Knowledge of Purchaser, threatened against Purchaser.

(p) Purchaser is not nor has it ever been a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or similar labor organization representing any of its employees, and there is no labor union or similar labor organization representing or, to the Knowledge of Purchaser, purporting to represent or seeking to represent any employees of Purchaser, including through the filing of a petition for representation election or application for certification. To the Knowledge of Purchaser, there are no threatened or pending union organizing activities involving any employees of Purchaser. There is not and has not been in the past five years, nor, to the Knowledge of Purchaser, is there or has there been in the past five years any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, application for certification, or any similar activity or dispute, or any union organizing activity, affecting Purchaser.

(q) Purchaser is, and since December 31, 2021 has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and/or terms and conditions of employment, including worker classification for purposes of overtime entitlements pursuant to applicable employment standards legislation, wages, hours of work, overtime pay, vacation pay, human rights, discrimination, harassment, reprisal and retaliation, equal employment opportunities, employment equity, fair employment practices, meal and rest periods, immigration, occupational health and safety, payment of wages (including overtime wages), employment insurance, workers’ compensation, leaves of absence, restrictive covenants and hours of work. Except as would not be reasonably likely to result in a material liability to Purchaser, with respect to employees of Purchaser, Purchaser, since December 31, 2021, has withheld and reported all amounts required by Law to be withheld relating to income taxes and other statutory deductions for employees, and reported with respect to wages, salaries and other payments, benefits, or compensation to employees. There is no, and since December 31, 2021 there has not been any, material Legal Proceeding pending or, to the Knowledge of Purchaser, threatened or reasonably anticipated against Purchaser relating to any current or former employee, applicant for employment, or consultant or independent contractor of Purchaser.

(r) Within the preceding two years, Purchaser has complied in all material respects with the WARN Act.

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(s) Since December 31, 2021, no allegations or investigations of sexual harassment, other harassment or unlawful discrimination or retaliation have been made to or involved Purchaser with respect to any employee or independent contractor of Purchaser and Purchaser has not otherwise become aware of any such allegations or investigations.

4.18 Environmental Matters. Purchaser is in compliance and since December 31, 2021 has complied with all applicable Environmental Laws, which compliance includes the possession by Purchaser of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to Purchaser or its business. Purchaser has not received since December 31, 2021 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Purchaser is not in compliance with or has liability pursuant to any Environmental Law and, to the Knowledge of Purchaser, there are no circumstances that would reasonably be expected to prevent or interfere with Purchaser’s compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to be material to Purchaser or its business. No current or (during the time a prior property was leased or controlled by Purchaser) prior property leased or controlled by Purchaser has had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Purchaser pursuant to Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions by Purchaser. Prior to the date hereof, Purchaser has provided or otherwise made available to Sellers true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of Purchaser with respect to any property leased or controlled by Purchaser or any business operated by it.

4.19 Transactions with Affiliates. Except as set forth in the Purchaser SEC Documents filed prior to the date of this Agreement, since the date of Purchaser’s last proxy statement filed in April 2024 with the SEC, no event has occurred that would be required to be reported by Purchaser pursuant to Item 404 of Regulation S-K. There are no Affiliates of Purchaser as of the date of this Agreement.

4.20 Insurance. Purchaser has delivered or made available to Sellers accurate and complete copies of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Purchaser. Each of such insurance policies is in full force and effect and Purchaser is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, Purchaser has not received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Purchaser has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Purchaser for which Purchaser has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Purchaser of its intent to do so.

4.21 No Financial Advisors Anti-Bribery. Neither Purchaser nor any of its directors, officers, employees or, to Purchaser’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Purchaser is not and has not been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

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4.23 CFIUS. Purchaser is not a U.S. business that (a) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies”; (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”; or (c) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens, in each case as such terms in quotation marks are defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

4.24 Valid Issuance. The Purchaser Common Stock and Purchaser Convertible Preferred Stock to be issued in the Share Purchase will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Purchaser as of the date of this Agreement, no “bad actor” disqualifying event described in Rule 506(d)(1)(i)–(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Purchaser or, to Purchaser’s Knowledge, any Purchaser Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) of the Securities Act is applicable.

4.25 Disclaimer of Other Representations or Warranties.

(a) Except as previously set forth in this Section 3 or in any certificate delivered by Purchaser to Sellers pursuant to this Agreement, Purchaser does not make any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b) Purchaser acknowledges and agrees that, except for the representations and warranties of Sellers set forth in Section 2 or in any certificate delivered by any Seller to Purchaser pursuant to this Agreement, neither Purchaser nor any of its Representatives is relying on any other representation or warranty of Sellers or any other Person made outside of Section 2 or such certificates, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

SECTION 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Purchaser Stockholders’ Meeting.

(a) At any time following September 1, 2025, or such earlier date as the Parties shall mutually agree, Sellers’ Representative shall have the right to deliver to Purchaser a notice requesting that Purchaser call, give notice of and hold a meeting of the holders of Purchaser Common Stock for purposes of seeking approval of the Stockholder Matters (as defined below) (the “Stockholder Meeting Request Notice”), and as promptly as practicable following receipt of such Stockholder Meeting Request Notice, Purchaser shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Purchaser Common Stock for the purpose of seeking:

(i) approval of the Preferred Stock Conversion Proposal;

(ii) approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b) (the “Change of Control Proposal”);

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(iii) if deemed necessary or appropriate by Purchaser or as otherwise required by applicable Law or Contract, to authorize the amendment of Purchaser’s certificate of incorporation to effectuate a reverse stock split of all outstanding shares of Purchaser Common Stock, in compliance with Nasdaq listing standards (the “Nasdaq Reverse Split Proposal”) (the matters contemplated by the clauses 5.1(a)(i), 5.1(a)(ii) and 5.1(a)(iii) are referred to as the “Purchaser Stockholder Matters,” and such meeting, the “Purchaser Stockholders’ Meeting”); provided, that the Purchaser Stockholders’ Meeting shall be held as promptly as practicable after the date that the definitive Proxy Statement is filed with the SEC (and, in any event, no later than forty-five (45) days after such date).

(b) Purchaser agrees to use reasonable best efforts to (i) call and hold the Purchaser Stockholders’ Meeting as promptly as practicable in accordance with Section 4.1(a) above, and (ii) solicit and obtain the Required Purchaser Stockholder Vote, including without limitation, (A) within ten (10) Business Days from the date Purchaser receives a Stockholder Meeting Request Notice from Sellers’ Representative , engaging a nationally recognized proxy solicitation firm and information agent that is reasonably acceptable to Sellers’ Representative, (B) actively attempting to contact and obtain votes from Purchaser’s stockholders (including its retail stockholders with meaningful holdings of Purchaser Common Stock), and (C) working with Purchaser’s transfer agent and inspector of elections to facilitate an appropriate and straightforward process for obtaining the Required Purchaser Stockholder Vote. If the approval of the Purchaser Stockholder Matters is not obtained at the Purchaser Stockholders’ Meeting or if on a date preceding the Purchaser Stockholders’ Meeting, Purchaser reasonably believes that (x) it will not receive proxies sufficient to obtain the Required Purchaser Stockholder Vote, whether or not quorum would be present or (y) it will not have sufficient shares of Purchaser Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Stockholders’ Meeting, then, in each case, Purchaser will use its reasonable best efforts to adjourn the Purchaser Stockholders’ Meeting one or more times to a date or dates no more than thirty (30) days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Purchaser Stockholders’ Meeting is not so adjourned, and/or if the approval of the Purchaser Stockholder Matters is not then obtained, Purchaser will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Purchaser or, if such annual meeting is not scheduled to be held within six months after the Purchaser Stockholders’ Meeting, a special meeting of the stockholders of Purchaser to be held within six months after the Purchaser Stockholders’ Meeting. Purchaser will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Purchaser to approve the Purchaser Stockholder Matters will be solicited and taken, at least once every six months until Purchaser obtains approval of the Purchaser Stockholder Matters.

(c) Purchaser agrees that: (i) the Purchaser Board shall recommend that the holders of Purchaser Common Stock vote to approve the Purchaser Stockholder Matters and shall use its reasonable best efforts to solicit and obtain such approval within the time frames set forth in Sections 4.1(a) and (b), and (ii) the Proxy Statement shall include a statement to the effect that the Purchaser Board recommends that the Purchaser’s stockholders vote to approve the Purchaser Stockholder Matters.

(d) The Company and Purchaser acknowledge that, under the Nasdaq Stock Market Rules, the Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares will not be entitled to vote on the Preferred Stock Conversion Proposal or the Change of Control Proposal.

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5.2 Proxy Statement.

(a) Within thirty (30) days of Purchaser’s receipt of the Stockholder Meeting Request Notice and subject to Section 5.2(d), Purchaser shall prepare and file with the SEC a proxy statement relating to the Purchaser Stockholders’ Meeting to be held in connection with the Purchaser Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Purchaser shall use its reasonable best efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement. Purchaser shall not file the Proxy Statement, or any amendment or supplement thereto, or respond to SEC comments or requests, without providing Sellers’ Representative a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by Purchaser).

(b) Purchaser covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Purchaser shall use reasonable best efforts to cause the Proxy Statement to be mailed to Purchaser’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Purchaser or any Seller (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Party thereof and shall cooperate and consult with such other Party in Purchaser filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Purchaser stockholders.

(d) The Parties shall reasonably cooperate and consult with each other and provide, and shall use reasonable best efforts to cause their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or the Company that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement. If at any time the information provided in Proxy Statement has or will become “stale” and new information should, as determined by Purchaser acting reasonably, be disclosed in an amendment or supplement to the Proxy Statement, then Purchaser shall promptly inform Sellers’ Representative and each such Party shall cooperate and consult with one another, and shall use reasonable best efforts to cause their accounting and other outside professionals to so cooperate and consult, (i) in providing the financial reporting necessary for such filing and (ii) in filing such amendment or supplement with the SEC (and, if related to the Proxy Statement, mailing such amendment or supplement to the Purchaser stockholders).

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5.3 Reservation of Purchaser Common Stock; Issuance of Shares of Purchaser Common Stock. For as long as any Purchaser Preferred Stock Payment Shares remain outstanding, Purchaser shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Purchaser Common Stock or shares of Purchaser Common Stock held in treasury by Purchaser, for the purpose of effecting the conversion of the Purchaser Preferred Stock Payment Shares, the full number of shares of Purchaser Common Stock then issuable upon the conversion of all Purchaser Preferred Stock Payment Shares then outstanding. All shares of Purchaser Common Stock delivered upon conversion of the Purchaser Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Purchaser, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

5.4 Employee Benefits.

(a) For purposes of vesting, eligibility to participate, and level of benefits (other than for purposes of determining awards under an equity incentive plan or accrued benefits under any defined benefit pension plan) under the benefit plans, programs, Contracts or arrangements of Purchaser or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) (the “Post-Closing Plans”), Purchaser shall use commercially reasonable efforts to cause each employee of the Company who remains employed by Purchaser or the Company, or any of their respective Subsidiaries following the Closing, (together, the “Continuing Employees”) to be credited with his or her years of service with the Company or any of its predecessors; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or to the extent that it would apply by operation of Law. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Purchaser shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Purchaser shall use its commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan. For the period commencing at the Effective Time and ending twelve (12) months after the Effective Time, Purchaser agrees to maintain the compensation and benefit levels, including base salary, annual cash incentive opportunities, retirement benefits, and health and welfare benefits for the Continuing Employees at levels which are, in the aggregate, comparable to those in effect for the Continuing Employees immediately prior to the Effective Time.

(b) The provisions of this Section 5.4 are for the sole benefit of Purchaser and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan, Purchaser Benefit Plan or Post-Closing Plan or rights to continued employment or service with the Company or Purchaser (or any Subsidiary thereof), (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan, Purchaser Benefit Plan or Post-Closing Plan, or (iii) limit the ability of Purchaser to terminate the employment of any Continuing Employee or modify the at-will status of any Continuing Employees.

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5.5 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Purchaser and the Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Purchaser or the Company or any of their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Purchaser or of the Company, or any Subsidiary thereof, asserted or claimed prior to the Effective Time, in each case, to the fullest extent permitted under applicable Law. Except in the case of fraud, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Purchaser and the Company, jointly and severally, upon receipt by Purchaser or the Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Purchaser, to the extent then required by the DGCL, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Purchaser with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Purchaser that are presently set forth in the certificate of incorporation and bylaws of Purchaser shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Purchaser, unless such modification is required by applicable Law. The Organizational Documents of the Company shall contain, and Purchaser shall cause the respective Organizational Documents of the Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Purchaser.

(c) From and after the Effective Time, (i) the Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties set forth on Schedule 5.5(c)(i) hereto, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Purchaser shall fulfill and honor in all respects the obligations of Purchaser to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Purchaser’s Organizational Documents and pursuant to any indemnification agreements between Purchaser and such D&O Indemnified Parties set forth on Schedule 5.5(c)(ii) hereto, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Purchaser shall continue to maintain directors’ and officers’ liability insurance policies on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Purchaser (“Purchaser D&O”), which Purchaser D&O shall cover each of the Seller Designees following their appointment to the Purchaser Board in accordance with Section 4.8 hereof. The Purchaser shall include the Company and its subsidiaries, from and after the Effective Time, as an insured under the Purchaser D&O. From and after the Effective Time, Purchaser shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.5 in connection with their successful enforcement of the rights provided to such persons in this Section 5.5. To the extent the transactions contemplated by this Agreement, including the conversion of the Purchaser Convertible Preferred Stock held by Sellers to Purchaser Common Stock following the approval of the Preferred Stock Conversion Proposal, the Change of Control Proposal and Nasdaq Listing Application (collectively, the “Purchaser Preferred Stock Conversion”), triggers a change in control under the Purchaser’s current D&O insurance policies, the insurers are willing to waive such change in control provisions.

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(e) The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Purchaser and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f) In the event Purchaser or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Company, as the case may be, shall succeed to the obligations set forth in this Section 5.5. Purchaser shall cause the Company to perform all of the obligations of the Company under this Section 5.5.

5.6 Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.7 Listing. Until the approval of the Nasdaq Listing Application, Purchaser shall use its reasonable best efforts to (a) maintain its existing listing on Nasdaq; (b) prepare and submit to Nasdaq a notification form for the listing of the shares of Purchaser Common Stock Payment Shares and the Purchaser Common Stock to be issued upon conversion of the Purchaser Preferred Stock Payment Shares to be issued in connection with the Contemplated Transactions, to cause such shares to be approved for listing (subject to official notice of issuance); (c) effect the Nasdaq Reverse Split and (d) to the extent required by Nasdaq rules and regulations, file an initial listing application for the Purchaser Common Stock on Nasdaq (the “Nasdaq Listing Application”), which Nasdaq Listing Application shall be prepared in cooperation with Sellers’ Representative , and to cause such Nasdaq Listing Application to be approved prior to the Purchaser Stockholders’ Meeting or such other time as Sellers’ Representative shall reasonably request in writing. The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party and its designated representatives of all verbal or written communications between Nasdaq and such Party or its representatives. Each Seller will cooperate with Purchaser as reasonably requested by Purchaser with respect to the Nasdaq Listing Application and promptly furnish to Purchaser all information concerning the Company and such Seller that may be required or reasonably requested in connection with any action contemplated by this Section 5.7.

5.8 Directors and Officers.

(a) The Parties shall take all necessary action so that immediately after the Effective Time, (a) the Purchaser Board is comprised of seven members, with three such members designated by Purchaser, three such members designated by the Sellers (the “Seller Designees”), and one such member to be mutually agreed upon among the Parties, as set forth on Schedule 5.8(a) hereto, which includes a majority of independent directors (in accordance with Nasdaq requirements) and (b) the Persons set forth on Schedule 5.8(b) hereto under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Purchaser and the Company, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law.

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(b) From the Effective Time and until the Purchaser Preferred Stock Conversion, Purchaser shall cause each Seller Designee to be included in the slate of nominees recommended by the Purchaser Board to holders of Purchaser Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such Seller Designee, including soliciting proxies in favor of the election of such persons.

(c) From the Effective Time and until the Purchaser Preferred Stock Conversion, in the event that any Seller Designee shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Purchaser Board with a substitute Seller Designee, as so designated by the applicable Seller.

5.9 Section 16 Matters. Prior to the Effective Time, Purchaser, each Seller and each Preferred Stockholder shall take all such steps as may be required or, in the case of Purchaser, as reasonably requested by any Seller or Preferred Stockholder (to the extent permitted under applicable Laws), to cause any acquisitions of Purchaser Common Stock, restricted stock awards to acquire Purchaser Common Stock and any Purchaser Options to purchase Purchaser Common Stock in connection with the Contemplated Transactions, by each individual or other Person who could become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser, to be exempt under Rule 16b-3 promulgated under the Exchange Act, if and as permitted thereby.

5.10 Closing Certificates. Purchaser will prepare and deliver to Sellers’ Representative prior to the Closing a certificate signed by the Chief Financial Officer of Purchaser in a form reasonably acceptable to Sellers’ Representative, setting forth, as of the Reference Date (i) the number of Purchaser Common Stock outstanding and (ii) the number of shares of Purchaser Common Stock underlying the Purchaser Options (the “Purchaser Outstanding Shares Certificate”).

5.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of Sellers, Purchaser, and the Purchaser Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.12 Private Placement; Legends.

(a) Each of Sellers and Purchaser shall take all reasonably necessary action on its part such that the issuance of Purchaser Common Stock Payment Shares and Purchaser Preferred Stock Payment Shares pursuant to this Agreement (collectively, the “Securities”) constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder.

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(b) Each certificate representing Purchaser Common Stock Payment Shares and the Purchaser Preferred Stock Payment Shares comprising Closing Consideration shall, except as otherwise provided in this Agreement and in accordance with applicable Law, bear a legend identical or similar in effect to the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(c) Subject to this Section 4.12(c), at its sole expense and upon appropriate notice to and receipt by Purchaser of documentation from a Seller (in form and substance satisfactory to Purchaser) stating that Securities have been sold or transferred by such Seller pursuant to the plan of distribution set forth in an effective registration statement filed with the SEC, use commercially reasonable efforts to cause its transfer agent to prepare and deliver certificates or evidence of book-entry positions representing the Securities to be delivered to a transferee(s) pursuant to such registration statement, which certificates or book-entry positions shall be free of any restrictive legends (including any legend required by Section 4.12(b)) and in such denominations and registered in such names as such Seller may request. Further, Purchaser shall use its commercially reasonable efforts, at its sole expense, to cause its legal counsel to, (i) issue to Purchaser’s transfer agent and maintain a “blanket” legal opinion or direction letter instructing the transfer agent that, in connection with a sale or transfer of Securities by such Seller pursuant to and in accordance with the plan of distribution set forth in an effective registration statement filed with the SEC in which such Seller is a named selling shareholder, and upon receipt of a seller representation letter and/or a broker representation letter and other such documentation as Purchaser’s legal counsel deems necessary and appropriate and after confirming compliance with relevant prospectus delivery requirements, the transfer agent is authorized to remove the restrictive legends in connection with such sale or transfer, and (ii) if such registration statement is not then effective or is otherwise not available to effect sales or transfers of the Securities, and in connection with a proposed sale or transfer of Securities by such Seller pursuant to and in accordance with an exemption from the registration requirements of Section 5 of the Securities Act, issue to the transfer agent a legal opinion or direction letter in connection with such sale or transfer instructing the transfer agent to remove any restrictive legends, upon receipt by Purchaser and its legal counsel of a seller representation letter and/or a broker representation letter and other such documentation as Purchaser’s legal counsel deems necessary and appropriate (including, without limitation, if requested, a legal opinion of such Seller’s counsel that the sale of such shares does not require registration under the Securities Act, in a form and substance reasonably satisfactory to Purchaser and its legal counsel); provided, that in the case of a request to remove such restrictive legends in connection with a sale or transfer of Securities pursuant to clause (i) or (ii) above, Purchaser shall use its commercially reasonable efforts to direct Purchaser’s transfer agent to remove any such legends in connection with such sale or transfer within two (2) Business Days following receipt of all required notice and documentation from such Seller. Purchaser shall be responsible for the fees of its transfer agent, its legal counsel and all Depositary Trust Company fees associated with any such legend removal requests under this Section 4.12(c).

5.13 Audited Financial Statements; Unaudited Interim Periods. As promptly as practicable following the Closing, and no later than forty five (45) days from Closing, the Company shall deliver to Purchaser audited consolidated balance sheets and related audited consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the fiscal years ended March 31, 2025 and 2024 for the Company and its consolidated subsidiaries, in each case prepared in accordance with GAAP, subject to normal adjustments and absence of footnotes.

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5.14 Tax Matters. For U.S. federal income Tax purposes, the Parties intend that the Share Purchase will be treated as a taxable exchange of the Company Common Shares for the Closing Consideration and the Parties shall not take a Tax reporting position inconsistent with the foregoing intent unless otherwise required by applicable Law. At Purchaser’s request, each Seller shall, and shall cause its respective Affiliates to, reasonably cooperate with Purchaser to make (or cause to be made) an election under Section 338(g) of the Code and any corresponding or similar elections under state or local Law with respect to the Company or any of its Subsidiaries, in each case to the extent such election is permitted by applicable Law and is not reasonably likely to materially and adversely affect such Seller.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE COnTEMPLATED TRANSACTIONS

The obligations of each Party to effect the Share Purchase and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

SECTION 7. CLOSING DELIVERIES OF SELLERs

The obligations of Purchaser to consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Purchaser, at or prior to the Closing, of each of the following conditions:

7.1 Documents. Purchaser shall have received the following documents, each of which shall be in full force and effect:

(a) a share certificate representing 100% of the outstanding Company Common Shares, duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfers in blank;

(b) a written resignation, in a form reasonably satisfactory to Purchaser, dated as of the Closing Date and effective as of the Closing, executed by each of the directors and officers of the Company and its respective subsidiaries listed on Schedule 7.1(b) hereto; and

(c) a certificate of status/good standing of the Company and each of the Subsidiaries (to the extent applicable in each relevant jurisdiction).

7.2 Company Lock-Up Agreement. Purchaser shall have received the Lock-Up Agreement duly executed by each Seller, which shall be in full force and effect.

7.3 Registration Rights Agreement. Purchaser shall have received the Registration Rights Agreement duly executed by each Seller and Preferred Stockholder.

SECTION 8. CLOSING DELIVERIES OF PURCHASER

The obligations of Sellers and the Preferred Stockholders to effect the Share Purchase and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Sellers’ Representative, at or prior to the Closing, of each of the following conditions:

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8.1 Documents. Sellers’ Representative shall have received the following documents, each of which shall be in full force and effect:

(a) the Purchaser Outstanding Shares Certificate;

(b) a written resignation, in a form reasonably satisfactory to Sellers’ Representative, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Purchaser who are not to continue as officers or directors, as the case may be, of Purchaser after the Closing pursuant to Section 5.8(a) hereof; and

(c) certified copies of the resolutions duly adopted by the Purchaser Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth in Section 5.8(a).

8.2 Purchaser Lock-Up Agreements. Sellers’ Representative shall have received the Lock-Up Agreements duly executed by each of the Purchaser Signatories, each of which shall be in full force and effect.

8.3 Purchaser Stockholder Support Agreements. Sellers’ Representative and the Preferred Stockholders shall have received the Purchaser Stockholder Support Agreements duly executed by each of the Purchaser Signatories, each of which shall be in full force and effect.

8.4 Registration Rights Agreement. Sellers’ Representative shall have received the Registration Rights Agreement duly executed by Purchaser.

SECTION 9. MISCELLANEOUS PROVISIONS

9.1 Survival of Representations and Warranties. The representations and warranties of Sellers, Preferred Stockholders and Purchaser contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the first to occur of (a) the date of the Purchaser Stockholders’ Meeting or (b) September 1, 2025, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

9.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of Sellers’ Representative and Purchaser at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Sellers’ Representative and of Purchaser.

9.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

9.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

9.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

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if to Purchaser:

Protagenic Therapeutics, Inc.

149 Fifth Avenue

New York, NY 10010

Attention: Alexander K. Arrow

Email Address: alex.arrow@protagenic.com

with a copy to (which shall not constitute notice):

Duane Morris LLP

200 Campus Drive, Suite 300

Florham Park, NJ 07932

United States

Attention: Dean M. Colucci

Email: dmcolucci@duanemorris.com

if to Alterola:

Alterola Biotech Inc.

47 Hamilton Square

Birkenhead, CH41 5AR

United Kingdom

Attention: Colin Stott

Email: cs@phytanix.com

with a copy to (which shall not constitute notice):

Miramar Law Group

701 Anacapa Street, Suite C

Santa Barbara, CA 93101

Attention: Catherina Evans

Email: cevans@miramarlawgroup.com

if to EMC2:

EMC2 Capital LLC

701 Anacapa Street, Suite C

Santa Barbara, CA 93101

Attention: Barrett Evans

Email: bevans@emc2capital.com

with a copy to (which shall not constitute notice):

Miramar Law Group

701 Anacapa Street, Suite C

Santa Barbara, CA 93101

Attention: Catherina Evans

Email: cevans@miramarlawgroup.com

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If to any Preferred Stockholder, to the address set forth next to such Preferred Stockholder’s name on Schedule A.

9.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Registration Rights Agreement.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

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(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The inclusion of any information in the Company Disclosure Schedule or Purchaser Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Purchaser Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule and the Purchaser Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Purchaser Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Eastern Time) on the date that is two (2) Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Purchaser SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

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(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, NY, are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

9.14 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

9.15 Transaction Litigation. Purchaser shall give Sellers’ Representative prompt written notice of any actual or threatened Legal Proceeding against Purchaser and/or its directors relating to this Agreement or the transactions contemplated hereby (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Sellers’ Representative reasonably informed with respect to the status thereof. Purchaser will (i) give Sellers’ Representative the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with Sellers’ Representative with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith Sellers’ Representative’s advice with respect to such Transaction Litigation. In no event shall Purchaser enter into or agree to any settlement with respect to such Transaction Litigation without Sellers’ Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

9.16 Sellers’ Representative.

(a) Each of the Sellers and each of the Preferred Stockholders hereby irrevocably appoints the Sellers’ Representative as such Person’s representative with respect to all matters arising hereunder or in connection herewith. The Sellers’ Representative hereby accepts such appointment and agrees to serve in the capacity contemplated by this Section 9.16. The Sellers’ Representative may resign at any time, and the Sellers’ Representative may be removed by the vote of a majority of the Sellers and Preferred Stockholders (the “Majority Holders”). In the event that the Sellers’ Representative has resigned or been removed, a new Sellers’ Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Sellers’ Representative. Any successor Sellers’ Representative must agree to be bound by the terms and conditions of this Agreement applicable to the Sellers’ Representative and will thereupon become the Sellers’ Representative for purposes of this Agreement and all other applicable Transaction Documents.

(b) The Sellers’ Representative shall act as, and is hereby appointed by each of the Sellers and each of the Preferred Stockholders as, true and lawful attorney-in-fact, agent and representative of each Seller and each Preferred Stockholder and shall be authorized to act on behalf of the Sellers and Preferred Stockholders and to take any and all actions required or permitted to be taken by the Sellers’ Representative under this Agreement. In all matters relating to this Section 9.16, the Sellers’ Representative shall be the only party entitled to assert the rights of the Sellers and Preferred Stockholders hereunder. This power of attorney is granted and conferred in consideration of and for the purpose of completing the transactions contemplated hereby and fulfilling the other purposes hereof. The authority conferred upon the Sellers’ Representative shall be irrevocable and coupled with an interest, and shall not be terminated by any act of any Seller or Preferred Stockholder or by operation of law, whether by the death, incapacity, illness, dissolution or other inability to act of any of the Sellers or Preferred Stockholders or by the occurrence of any event or events (including the termination of any trust or estate or the dissolution of any partnership or other entity), and if after the execution hereof any Seller or Preferred Stockholder shall die or become incapacitated, or if any other event shall occur before the completion of the transactions contemplated hereby, the Sellers’ Representative is nevertheless authorized and directed to complete all such transactions as if such death, incapacity or other event or events had not occurred and regardless of notice thereof. Notwithstanding any provision of this Agreement to the contrary, any obligation of the Purchaser herein to consult with, notify, advise or otherwise communicate with the Sellers shall be deemed an obligation to consult with, notify, advise or otherwise communicate solely with the Sellers’ Representative, and the Purchaser shall be entitled to rely on any act or communication of the Sellers’ Representative as the act or communication of the Sellers.

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(c) Each Seller and each Preferred Stockholder irrevocably grants the Sellers’ Representative, by virtue of such Sellers’ or Preferred Stockholder’s execution of this Agreement, exclusive and full power and authority in the name and on behalf of such Seller or Preferred Stockholder:

(i) to execute and deliver, on behalf of such Seller or such Preferred Stockholder, and to accept delivery of, on behalf of such holder, such releases, instruments and other documents as the Sellers’ Representative determines, in its sole discretion, to be appropriate to consummate the Contemplated Transactions;

(ii) to acknowledge receipt of any consideration to be received by such Seller or such Preferred Stockholder pursuant to this Agreement as payment in full thereof and to designate the manner of payment of such consideration;

(iii) (A) dispute or refrain from disputing, on behalf of such Seller or Preferred Stockholder, any claim made by the Purchaser under this Agreement and comply with orders and decrees with respect to, any dispute or loss; (B) negotiate and compromise, on behalf of such Seller or Preferred Stockholder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (C) agree to and execute, on behalf of such Seller or Preferred Stockholder, any settlement agreement, release or other document with respect to such dispute or remedy;

(iv) to give and receive notices and communications, or to give or agree to, on behalf of such holder, any and all consents, waivers, amendments or modifications, as the Sellers’ Representative determines, in its sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(v) to engage attorneys, accountants and agents, at the expense of the Sellers and Preferred Stockholders;

(vi) to amend this Agreement, or any of the instruments to be delivered to the Purchaser by such holder pursuant to this Agreement;

(vii) to have exclusive power and authority to institute legal action or otherwise act on behalf of such Seller or Preferred Stockholder with respect to any claims against the Purchaser and to control and direct any such claims;

(viii) to give such instructions and to take such action or refrain from taking such action, on behalf of such holder, as the Sellers’ Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement;

(ix) to determine, in its sole discretion, the time or times when, purpose for, and manner in which any of the above powers conferred upon the Sellers’ Representative shall be exercised, and the conditions, provisions, covenants of any instrument or document that may be executed by the Sellers’ Representative; and

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(x) to fund the actions and obligations of the Sellers’ Representative as authorized hereunder.

(d) Each of the Sellers and Preferred Stockholders hereby irrevocably and unconditionally agrees, by virtue of the execution of this Agreement, that:

(i) (A) in the case of a Seller, the applicable percentage set forth in the definition of “Pro Rata Portion” shall be such Seller’s Pro Rata Portion and (B) in the case of a Preferred Stockholder, the applicable percentage set forth opposite the name of such Preferred Stockholder under the column titled “Preferred Pro Rata Portion” on Schedule A;

(ii) in all matters in which action by any such Seller or Preferred Stockholder or the Sellers’ Representative is required or permitted under this Agreement, the Sellers’ Representative is exclusively authorized to act on behalf of such Seller or such Preferred Stockholder, notwithstanding any dispute or disagreement among any such Sellers or Preferred Stockholders, or between any such Seller or Preferred Stockholder and the Sellers’ Representative;

(iii) any decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all of such Sellers and Preferred Stockholders and shall be final, binding and conclusive upon each such Seller or Preferred Stockholder;

(iv) the power and authority of the Sellers’ Representative, as described in this Agreement, shall continue in force until all rights and obligations of such holders under this Agreement shall have terminated, expired or been fully performed; and

(v) the Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any such Seller or such Preferred Stockholder. All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon such Seller or such Preferred Stockholder, and no Seller or Preferred Stockholder shall have any cause of action against the Sellers’ Representative, and the Sellers’ Representative shall not be liable to any Seller or Preferred Stockholder, for any action taken or not taken, decision made or instruction given by the Sellers’ Representative under this Agreement or any agreements ancillary to this Agreement. The Sellers’ Representative shall not be liable to any Seller or any Preferred Stockholder for any apportionment or distribution of payments made by it in good faith. Neither the Sellers’ Representative nor any representative employed by it shall incur any liability to any such holder by virtue of a failure or refusal of the Sellers’ Representative to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PROTAGENIC THERAPEUTICS, inc.

By:
Name:
Title:

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Alterola biotech inc.,

By:
Name:
Title:

EMC2 Capital llc

By:
Name:
Title:

Michael hill

equity trust company fbo bryan sweeley

By:
Name:
Title:

leonite fund 1, lp

By:
Name:
Title:

bigger capital fund lp

By:
Name:
Title:

[Signature Page to Share Exchange Agreement]

district 2 capital

By:
Name:
Title:

arena capital - asof

By:
Name:
Title:

arena capital - asofi

By:
Name:
Title:

arena capital - asofii

By:
Name:
Title:

walleye opportunities master fund ltd

By:
Name:
Title:

macrab llc

By:
Name:
Title:

dragon dynamic catalytic bridge sac fund

By:
Name:
Title:

proactive capital partners lp

By:
Name:
Title:

[Signature Page to Share Exchange Agreement]

britta evans

james hopkins

masthill fund lp

By:
Name:
Title:

jefferson street capital

By:
Name:
Title:

mammoth crest capital llc

By:
Name:
Title:

rfo holdings ltd

By:
Name:
Title:

ncorner management llc

By:
Name:
Title:

[Signature Page to Share Exchange Agreement]

Exhibit a

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Act” has the meaning set forth in Section 5.12.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means the Share Exchange Agreement to which this Exhibit A is attached, as it may be amended from time to time.

“Anti-Bribery Laws” has the meaning set forth in Section 3.21.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, NY are authorized or obligated by Law to be closed.

“Certificates of Designation” means, collectively, the Series C Certificate of Designation and Series C-1 Certificate of Designation.

“Certifications” has the meaning set forth in Section 4.7(a).

“Change of Control Proposal” has the meaning set forth in Section 5.1(a)(ii).

“Closing” has the meaning set forth in Section 1.3.

“Closing Consideration” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Associate” means any current or former employee, consultant, independent contractor, officer or director of the Company.

“Company Benefit Plan” has the meaning set forth in Section 3.16(a).

“Company Board” means the board of directors of the Company.

“Company Common Shares” means the common shares, no par value, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

A-1

“Company Data” means all data and information Processed by or for the Company or any of its Subsidiaries, including any Personal Information.

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company as a single employer within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Company Financials” has the meaning set forth in Section 3.6(a).

“Company In-bound License” has the meaning set forth in Section 3.11(d).

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company, including without limitation, all Company Registered IP.

“Company Material Adverse Effect” means any Effect that, considered individually or together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or any binding interpretations thereof), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Share Purchase relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, or (f) resulting from the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operates.

“Company Material Contract(s)” has the meaning set forth in Section 3.12(a).

“Company Out-bound License” has the meaning set forth in Section 3.11(d).

“Company Permits” has the meaning set forth in Section 3.13.

“Company Real Estate Leases” has the meaning set forth in Section 3.10.

A-2

“Company Registered IP” means all Registered IP owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

“Company Systems” has the meaning set forth in Section 3.11(i).

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2024 provided to Purchaser prior to the date of this Agreement.

“Confidentiality Agreement” means that certain letter agreement, dated February 25, 2025, by and among Purchaser and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Share Purchase and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken at the Purchaser Stockholders’ Meeting following the Closing pursuant to Section 4.2).

“Continuing Employees” has the meaning set forth in Section 5.4(a).

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“D&O Indemnified Parties” has the meaning set forth in Section 5.5(a).

“Data Processing Policy” means each policy, statement, representation, or notice of the Company, Purchaser or their respective Subsidiaries relating to the Processing of Company Data or Purchaser Data (as applicable), privacy, data protection, or security.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disqualifying Event” has the meaning set forth in Section 4.25.

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

A-3

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, provincial, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Interests” means, with respect to any Person, any and all present and future shares, units, trust units, partnership or other interests, participations, or other equivalent rights in that Person’s equity or capital, however designated and whether voting or non-voting, and any and all warrants, options or other rights to purchase or other acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, no objection letter, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

A-4

“Intellectual Property Rights” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world, including without limitation: (a) copyrights, applicable to copyrightable works, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works, database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works and copyright registrations and applications in any of the foregoing and corresponding rights in works of authorship (collectively, “Copyrights”); (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, and rights, logos, corporate names, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) registration right to Internet domain names, URLs, and similar rights; (d) rights under applicable trade secret Laws arising with respect to know how, inventions (including conceptions and/or reductions to practice), invention disclosures, methods, processes, protocols, specifications, techniques, discoveries and improvements, formulae, confidential and proprietary information, technical information, designs, drawings, procedures, models, formulations, manuals and systems, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data, in each case which are not available in the public domain and have actual or potential commercial value that is derived, in whole or in part, from such secrecy (collectively, “Know-How”); (e) all patents, industrial property rights, patent applications, provisional patent applications and similar instruments (including any and all substitutions, revisions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, re-examinations and extensions and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor)) (collectively, “Patents”); and (f) all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, provincial, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lender” has the meaning set forth in the Recitals.

“Liability” has the meaning set forth in Section 2.8.

“Loan Agreement” has the meaning set forth in the Recitals.

“Lock-Up Agreement” has the meaning set forth in the Recitals.

A-5

“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Select Market or such other Nasdaq market on which shares of Purchaser Common Stock are then listed.

“Nasdaq Listing Application” has the meaning set forth in Section 5.7.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Purchaser Common Stock at a reverse stock split ratio to be reasonably determined by Purchaser for the purpose of maintaining compliance with Nasdaq listing standards.

“Nasdaq Reverse Split Proposal” has the meaning set forth in Section 5.1(a)(iii).

“Ordinary Course of Business” means, with respect to any Person, such actions taken in the ordinary course of its operations and consistent with such Person’s past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or notice of articles or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all articles, bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Company Registered IP” has the meaning set forth in Section 3.11(a).

“Owned Purchaser Registered IP” has the meaning set forth in Section 4.12(a).

“Party” or “Parties” means Purchaser and each Seller.

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Purchaser Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Purchaser, as applicable; (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Purchaser, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies the payment for which is not delinquent; and (g) obligations of the Purchaser under Purchaser In-bound Licenses disclosed in Section 4.12(d) with respect to Purchaser.

“Person” means any individual, Entity or Governmental Body.

“Personal Information” means all information in any form or media that identifies, could be used to identify or is otherwise related to an individual person (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company or any of its Subsidiaries in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

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“Post-Closing Plans” has the meaning set forth in Section 5.4(a).

“Preferred Stock Conversion Proposal” has the meaning set forth in Section 1.2.

“Privacy and Data Processing Requirements” means any applicable (i) Law (including of any applicable foreign jurisdiction) relating to privacy, data protection, security, or Personal Information, including, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), HIPAA, EU General Data Protection Regulation (GDPR), any applicable Law relating to breach notification, and any laws relating to the use of biometric identifiers, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which the Company, Purchaser or their respective Subsidiaries are bound relating to the Processing of Company Data or Purchaser Data (as applicable), privacy, data protection, or security, including, in each case of (i) through (iii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Pro Rata Allocation” means, with respect to Alterola, 86.207% and, with respect to EMC2, 13.793%.

“Proxy Statement” has the meaning set forth in Section 5.2(a).

“Public Statutory Plans” has the meaning set forth in Section 3.16(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Associate” means any current or former employee, independent contractor, officer or director of Purchaser.

“Purchaser Balance Sheet” means the unaudited balance sheet of Purchaser as of March 31, 2025 (the “Purchaser Balance Sheet Date”) provided to the Company prior to the date of this Agreement.

“Purchaser Benefit Plan” has the meaning set forth in Section 4.17(a).

“Purchaser Board” means the board of directors of Purchaser.

“Purchaser Common Stock” means the Common Stock, $0.0001 par value per share, of Purchaser.

“Purchaser Common Stock Payment Shares” has the meaning set forth in Section 1.2.

“Purchaser Contract” means any Contract: (a) to which Purchaser is a party; (b) by which Purchaser or any Purchaser IP or any other asset of Purchaser is or may become bound or under which Purchaser has, or may become subject to, any obligation; or (c) under which Purchaser has or may acquire any right or interest.

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“Purchaser Covered Person” means, with respect to Purchaser as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Purchaser D&O” has the meaning set forth in Section 4.5(d).

“Purchaser Data” means all data and information Processed by or for Purchaser or any of its Subsidiaries, including any Personal Information.

“Purchaser Disclosure Schedule” has the meaning set forth in Section 3.

“Purchaser ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Purchaser or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA that includes Purchaser.

“Purchaser In-bound License” has the meaning set forth in Section 4.12(d).

“Purchaser IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by Purchaser or its Subsidiaries, including without limitation, all Purchaser Registered IP.

“Purchaser Material Adverse Effect” means any Effect that, considered individually or together with all other Effects that have occurred prior to the date of determination of the occurrence of a Purchaser Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Purchaser; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Purchaser Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Purchaser operates, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in the stock price or trading volume of Purchaser Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Purchaser Common Stock may be taken into account in determining whether a Purchaser Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (e) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or any binding interpretations thereof); (f) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (f) shall not apply to any representation or warranty (or condition to the consummation of the Share Purchase relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions; or (g) resulting from the taking of any action or the failure to take any action, by Purchaser that is required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Purchaser relative to other similarly situated companies in the industries in which Purchaser operates.

“Purchaser Material Contract(s)” has the meaning set forth in Section 4.13(a).

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“Purchaser Options” means options or other rights to purchase shares of Purchaser Common Stock issued by Purchaser.

“Purchaser Out-bound License” has the meaning set forth in Section 3.12(d).

“Purchaser Outstanding Shares Certificate” has the meaning set forth in Section 0.

“Purchaser Permits” has the meaning set forth in Section 4.14.

“Purchaser Preferred Stock Conversion” has the meaning set forth in Section 4.5(d).

“Purchaser Preferred Stock Payment Shares” has the meaning set forth in Section 1.2.

“Purchaser Real Estate Leases” has the meaning set forth in Section 4.11.

“Purchaser Registered IP” means all Registered IP owned or purported to be owned, in whole or in part, by Purchaser.

“Purchaser SEC Documents” has the meaning set forth in Section 4.7(a).

“Purchaser Signatories” has the meaning set forth in the Recitals.

“Purchaser Stock Plan” means the 2016 Equity Compensation Plan of Purchaser, as may be amended from time to time.

“Purchaser Stockholder Matters” has the meaning set forth in Section 5.1(a)(iii).

“Purchaser Stockholder Support Agreement” has the meaning set forth in the Recitals.

“Purchaser Stockholders’ Meeting” has the meaning set forth in Section 5.1(a)(iii).

“Purchaser Systems” has the meaning set forth in Section 4.12(j).

“Reference Date” means May 1, 2025.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body or Internet domain registrar, including all Patents, registered Copyrights, registered Trademarks, Internet domain names, and all applications for registration of any of the foregoing.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Purchaser Stockholder Vote” has the meaning set forth in Section 4.4.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

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“Securities” has the meaning set forth in Section 4.12(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the Preamble.

“Seller Designees” has the meaning set forth in Section 4.8(a).

“Series C Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock in the form attached hereto as Exhibit E.

“Series C-1 Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series C-1 Non-Voting Convertible Preferred Stock in the form attached hereto as Exhibit F.

“Series C Purchaser Convertible Preferred Stock” means Purchaser’s non-voting convertible preferred stock, par value $0.000001 per share, with the rights, preferences, powers and privileges specified in the Series C Certificate of Designation.

“Series C-1 Purchaser Convertible Preferred Stock” means Purchaser’s non-voting convertible preferred stock, par value $0.000001 per share, with the rights, preferences, powers and privileges specified in the Series C-1 Certificate of Designation.

“Series D Purchaser Convertible Preferred Stock” means Purchaser’s non-voting convertible preferred stock, par value $0.000001 per share, with the rights, preferences, powers and privileges specified in the Series D Certificate of Designation.

“Share Purchase” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Stockholder Meeting Request Notice” has the meaning set forth in Section 5.1(a).

“Subsidiary” An entity shall be deemed to be a ‘subsidiary’ of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, provincial, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, common share, profits, transfer, estimated, registration, stamp, premium, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Litigation” has the meaning set forth in Section 8.15.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

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EXHIBIT B

FORM OF LOCK-UP AGREEMENT

B-1

EXHIBIT C

FORM OF PURCHASER STOCKHOLDER SUPPORT AGREEMENT

C-1

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

D-2

EXHIBIT E

FORM OF SERIES C CERTIFICATE OF DESIGNATION

E-3

EXHIBIT F

FORM OF SERIES C-1 CERTIFICATE OF DESIGNATION

F-4

EXHIBIT G

FORM OF SERIES D CERTIFICATE OF DESIGNATION

G-5

EXHIBIT H

FORM OF REPURCHASE AGREEMENT

H-6

EXHIBIT I

FORM OF COMMON WARRANT

I-7